UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material under §240.14a-12

Stericycle, Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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PROXY STATEMENT
2022

Stericycle®
We protect what matters.

PROXY STATEMENT 2022

Our Company At A Glance

Stericycle is a global business-to-business services company. We provide an array of highly specialized solutions that protect the health and well-being of the people and places around us in a safe, responsible, and sustainable way. Since our founding in 1989, we have grown from a small start-up in medical waste management into a leader across a range of increasingly complex and highly regulated arenas, serving healthcare organizations and commercial businesses of every size through:

- Regulated waste management and compliance solutions
- Secure information destruction
- Patient engagement solutions

Every organization today must comply with increasingly strict regulatory requirements and quality controls in the delivery of their core products or services. Large or small, businesses can't always do it on their own. They seek out Stericycle to help them protect what matters. We have the expertise and passion to take on many complicated and often behind-the-scenes services our clients don't always know how to do well but that ultimately make their businesses better.

Founded in 1989
Headquarters in
Bannockburn, IL

15,000+
Team Members
Worldwide

Presence in
17 Countries

Over 1 Million
Customers
Worldwide

$2.7 Billion
2021 Revenue

NASDAQ

Public in 1996
(NASDAQ: SRCL)

Because at Stericycle,
we're shaping a healthier
and safer world for everyone,
everywhere, every day.

A Message from the Chairman

Robert S. Murley
Chairman

Dear Fellow Stockholders:

On behalf of the Board of Directors, I invite you to attend our virtual 2022 Annual Meeting of Stockholders on Thursday, May 26, 2022.

In serving our customers in 2021, Stericycle enhanced the way we do business, remained focused on our key business priorities and delivered another year of organic growth. These accomplishments were achieved while broader macroeconomic factors were disrupting much of the economy, including supply chain disruption, labor shortages, inflation and the evolving impacts of the pandemic variants.

KEY BUSINESS PRIORITIES

Stericycle remains focused on our five key business priorities to drive long-term stockholder value. In 2021, we made considerable progress on all of our priorities:

- *Quality of revenue:* We generated organic revenue[1] growth of 5.4%, with Regulated Waste and Compliance Services ("RWCS") contributing 5.6% and Secure Information Destruction ("SID") contributing 5.0%.
- *Operational efficiency, modernization and innovation:* We opened three new RWCS facilities, upgraded five autoclaves, and completed a comprehensive long-term facility planning process.
- *ERP implementation:* We completed the deployment of our ERP system for North America SID and finance and procurement processes. Almost a third of our global workforce benefited from leveraging this new technology in their daily work across all major business processes.
- *Debt reduction and debt leverage improvement:* We reduced net debt[2] by $173.8 million and renewed our Credit Agreement, maintaining a credit facility of $1.2 billion.
- *Portfolio optimization:* We executed two divestitures, including our Canadian Environmental Solutions and Japan businesses, as we continued to focus on optimizing our core services. Additionally, we completed an acquisition of a Midwest regulated waste business, our first RWCS acquisition in over three years.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

As we noted in our 2021 Corporate Social Responsibility Report, our ESG strategy is tied to our mission to Protect What Matters. As a Board, we take the ESG mission seriously and recognize that ESG is a journey. For us, that journey started with the compilation of data. By baselining our data in 2020, we were able to make meaningful reporting progress in 2021. Additionally, in 2021 we:

- Submitted our first **CDP Climate Change Survey** and achieved a B- rating.
- Continued to focus on improving **safety** across our business with Company-wide initiatives.
- Prioritized **gender, racial and ethnic diversity, equity and inclusion (DEI)**. In 2021, we had five established Employee Resource Groups (ERGs), with a sixth group that formed in 2022. Our ERGs promote inclusivity, personal and professional development, and community outreach with a shared goal to drive our diversity and inclusion efforts forward.
- Engaged in multiple activities that demonstrate our ongoing commitments to **DEI**, which included hosting an International Women's Summit, expanding our parental leave program, formalizing the Supplier Diversity Program and verifying minority status of our vendor base.

1. For a description of the relationship of Organic Revenue to Revenue, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Form 10-K for the fiscal year ended December 31, 2021.
2. Net debt is calculated as total debt less cash and cash equivalents.

PROXY STATEMENT 2022

- Partnered with numerous national and local organizations to support the advancement of DEI and identify diverse talent. As a result of our recruiting efforts, approximately **58% of all U.S.-based hires in 2021 were racially or ethnically diverse**. As we closed 2021, 54% of our team members were from federally designated racial or ethnic minority categories in the U.S.
- Entered into a 5-year partnership with the **National Park Foundation** to support wetland restoration.
- Focused on **environmental impact initiatives** to help keep communities safer, make our oceans and waterways cleaner, reduce demand for landfill space, guard against identity theft, and reduce the need to harvest trees for virgin pulp. During the year, we:
  - Treated 1.5 billion pounds of medical waste,
  - Diverted 104 million pounds of plastic from landfills,
  - Disposed of 40 million pounds of unused pharmaceuticals, and
  - Recycled 1.1 billion pounds of paper.

STOCKHOLDER ENGAGEMENT

We are also guided by the perspectives of our stockholders as expressed through their engagement with us throughout the year. Since our 2021 Annual Meeting of Stockholders, we engaged with our stockholders in multiple ways, including a detailed investor perception study which provided important stockholder views on our Company, governance-focused outreach activities and discussions with stockholders through our participation at conferences, post-earnings call discussions, non-deal roadshows, and one-on-one meetings with management and the Board.

LOOKING AHEAD

We remain committed to our five key business priorities with the goal of enhancing stockholder value. The leadership team has proven its ability to transform this organization and the Board is excited about the work the management team will complete in 2022. Our major areas of focus this year include addressing the effects of inflation, protecting margin, continuing to invest in growth opportunities to support long-term value creation and beginning the ERP deployment for North America RWCS.

On behalf of the Board and the management team, I want to thank three distinguished board members who are concluding their service. Ms. Veronica M. Hagen, Mr. James J. Martell, and Mr. Mike S. Zafirovski have served with distinction and dedication for many years. Their oversight, wisdom and counsel will be missed. They have played an important role in shaping the Company and its transformation. We are grateful to each of them.

To our stockholders, we want to thank you for your investment and confidence in Stericycle. We look forward to continuing our engagement with you and building on our successes in 2022.

With gratitude for your confidence and support,

Sincerely,

Robert S. Murley

Robert S. Murley
Chairman

PROXY STATEMENT 2022

Our Brand

The Stericycle brand is the essence of our organization. It's all-encompassing, including our mission and vision, core values, team members, products, and services.

OUR PROMISE

We protect what matters.

OUR MISSION

To protect your health and well-being in a safe, responsible, and sustainable way.

Our mission statement explains **WHAT** we protect (health and well-being) and **HOW** we do it every day (safely, responsibly, and sustainably).

OUR VISION

Our vision explains the **ASPIRATION** for impact we will have on the **WORLD**. It also gives us the latitude to expand our suite of solutions beyond the workplace and into homes and communities.

Our Pillars

The following four brand pillars are crucial elements of our brand messaging that set Stericycle apart from our competitors. They encompass the major themes, benefits, and selling points that make our brand unique.

INNOVATION

PROTECTION

COMPLIANCE

ENGAGEMENT

PROXY STATEMENT 2022

Stericycle, Delivering on Our Promise. By Living Our Values.

WE PROTECT THE ENVIRONMENT

We work tirelessly to safeguard our earth, human health, and quality of life in communities around the world.

WE ARE CUSTOMER DRIVEN

We deliver value to our customers through safe, compliant, and sustainable solutions. We never stop working to win the trust of our customers.

WE COMMIT TO SAFETY ALWAYS

We are committed to the safety and well-being of our team members and strive daily for a workplace with zero incidents and injuries.

WE EMBRACE DIVERSITY AND INCLUSION

We foster a culture of belonging that encourages, supports, and celebrates the diverse voices of our team members. It fuels our innovation and strengthens our connection to our customers and the communities we serve.

WE ARE UNITED—ONE TEAM. ONE GOAL.

We deliver the strongest impact when we collaborate, harnessing the collective strengths, ideas, and expertise of our global team members to achieve great things.

WE DO THE RIGHT THING

We hold ourselves to the highest standards. Integrity is our compass, and accountability our true north.

WE STRIVE FOR EXCELLENCE

We go above and beyond to deliver exceptional results, challenge the status quo, and constantly innovate.

PROXY STATEMENT 2022

The Global Impact of Our Service

Stericycle provides essential sustainability services that help protect communities from harmful wastes, enable recycling and alternative use opportunities, and lead to greater consumer safety and satisfaction. Here is a sample of the annual global impact of our services:

1.5 BILLION POUNDS
of medical waste treated in 2021[1]

104 MILLION POUNDS
of plastic generation avoided and diverted from landfills from our reusable sharps containers in 2021[1]

40 MILLION POUNDS
of unused medications safely disposed through our pharmaceutical waste services in 2021[1]

Learn more about our sustainability efforts at **Stericycle.com/About-Us/Sustainability**

1. Stericycle global data, 2021.

Notice of 2022 Annual Meeting of Stockholders
Thursday, May 26, 2022
8:30 a.m. Central Time
DEAR STOCKHOLDER:
You are cordially invited to attend our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 26, 2022 at 8:30 a.m. Central Time. The Annual Meeting will be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting www.virtualshareholdermeeting.com/SRCL2022. To enter the Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.
At the Annual Meeting, you will be asked to consider and vote on the following matters:
1.	election to the Board of Directors (the “Board”) of the nine nominees for director named in this proxy statement;
2.	an advisory vote to approve executive compensation (the “say-on-pay” vote);
3.	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022;
4.	a stockholder proposal entitled Special Shareholder Meeting Improvement, if it is properly presented at our Annual Meeting; and
5.	a stockholder proposal related to a civil rights audit, if it is properly presented at our Annual Meeting.
Only stockholders of record at the close of business on the record date of March 31, 2022 are entitled to vote at the Annual Meeting.
It is important that your shares are voted, whether or not you attend the virtual meeting. You are encouraged to vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions on the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail. Your prompt response will help reduce solicitation costs incurred by us.
For the Board of Directors
Dated: April 14, 2022
Bannockburn, Illinois

Robert S. Murley	Cindy J. Miller
Chairman of the Board	President and Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the 2022
Annual Meeting of Stockholders to be Held on May 26, 2022:
The Proxy Statement and 2021 Annual Report to
Stockholders are available at www.proxyvote.com

Stericycle, Inc. - 2022 Proxy Statement  1

2  Stericycle, Inc. - 2022 Proxy Statement

Summary Information
This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. In this proxy statement, “we,” “us,” “our,” “Stericycle,” and the “Company” all refer to Stericycle, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	8:30 a.m. Central Time on Thursday, May 26, 2022
Place:	The completely virtual Annual Meeting will be held at www.virtualshareholdermeeting.com/SRCL2022.
Record Date:	March 31, 2022
Voting:	Stockholders as of the record date are entitled to vote.
Proxy Materials:
This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2021) are first being made available to stockholders on or about April 14, 2022.

MEETING AGENDA AND VOTING RECOMMENDATIONS
Agenda Item	Board Recommendation	Page
Election of nine directors	FOR each Nominee	5
Advisory vote to approve executive compensation (the “say-on-pay” vote)	FOR	22
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022	FOR	49
Stockholder proposal entitled Special Shareholder Meeting Improvement	AGAINST	53
Stockholder proposal related to a civil rights audit	AGAINST	56
Stericycle, Inc. - 2022 Proxy Statement  3

BOARD NOMINEES
The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.
Nominee	Age	Director Since	Principal Occupation	Current Committees
Robert S. Murley	72	2017	Chairman of the Board, Stericycle, Inc.; Senior Advisor, Credit Suisse, LLC	• None
Cindy J. Miller	59	2019	President and Chief Executive Officer, Stericycle Inc.	• Operations, Safety and Environmental
Brian P. Anderson	71	2017	Former Senior Vice President and Chief Financial Officer, OfficeMax Incorporated	• Audit (Chair)
Lynn D. Bleil	58	2015	Former Senior Partner, McKinsey & Company	• Compensation and Human Capital • Nominating and Governance (Chair)
Thomas F. Chen	72	2014	Former Senior Vice President and President of International Nutrition, Abbott Laboratories	• Compensation and Human Capital • Nominating and Governance
J. Joel Hackney, Jr.	52	2019	Former Chief Executive Officer, nThrive, Inc.	• Nominating and Governance
Stephen C. Hooley	59	2019	Former Chairman and Chief Executive Officer, DST Systems, Inc.	• Audit • Compensation and Human Capital (Chair) • Operations, Safety and Environmental
Kay G. Priestly	66	2018	Former Chief Executive Officer, Turquoise Hill Resources Ltd.	• Audit
James L. Welch	67	2020	Former Chief Executive Officer, YRC Worldwide	• Audit • Operations, Safety and Environmental (Chair)
COMPENSATION HIGHLIGHTS
Our compensation program is performance oriented and designed to incentivize our executive officers to improve our operating performance and thereby create value for all our stockholders. The following table sets forth the 2021 compensation for each named executive officer as determined under the rules of the U.S. Securities and Exchange Commission (“SEC”). See the notes accompanying the Summary Compensation Table herein for more information.
Named Executive Officer	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Cindy J. Miller	999,692	3,954,904	1,697,989	3,000	6,655,585
Janet H. Zelenka	650,841	1,501,178	770,109	3,000	2,925,128
Daniel V. Ginnetti	584,510	953,976	576,164	3,000	2,117,650
Kurt M. Rogers	512,404	773,358	471,467	3,000	1,760,229
S. Cory White	463,399	759,905	417,020	3,000	1,643,324
4  Stericycle, Inc. - 2022 Proxy Statement

ITEM 1 Election of Directors for a One-Year Term
BOARD REFRESHMENT
In conjunction with our comprehensive, multi-year program to transform the Company for long-term sustainability and to drive profitable growth and long-term shareholder returns, we embarked on a similar transformation related to Corporate Governance.
As part of our continuing efforts to ensure that our Board has the right skills and experience to best oversee management and the execution of our strategy and the associated risks, we have added nine new directors since 2017 who have substantial experience in finance, accounting and financial reporting, transportation and logistics, information technology, and business transformation. In addition, since the beginning of 2017, several long-tenured directors have stepped down from the Board. As a result, the average tenure of our directors is less than five years.
We have also revamped our Board leadership. Robert S. Murley was elected as independent Chairman of the Board in March 2018 and new Chairs of the Audit, Compensation and Human Capital, and Nominating and Governance Committees were elected in 2017, 2022 and 2016, respectively. In 2020 we established an Operations, Safety and Environmental Committee, and elected a new Chair of that committee in 2021 and 2022.
Our Board is currently composed of 12 directors. Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated nine directors for re-election at the Annual Meeting, to hold office until our 2023 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Ms. Hagen and Messrs. Martell and Zafirovski will not stand for re-election. The Board thanks each of them for their contributions and service to our Board and the Company.
Our Board has resolved that, effective at the 2022 Annual Meeting, the number of directors of the Company will be reduced to nine. Proxies cannot be voted for a greater number of persons than nine, which is the number of nominees named in this proxy statement.
Except for Ms. Miller, our President and Chief Executive Officer, all of our director nominees are outside directors (i.e., directors who are not officers or employees of Stericycle). The Board has determined that all of our outside directors are independent under the applicable rules of the SEC and listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).
Each director elected at the Annual Meeting will hold office until our 2023 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All the director nominees were elected to serve as directors at our 2021 Annual Meeting of Stockholders.
SNAPSHOT OF CURRENT DIRECTOR NOMINEES
Our directors are overwhelmingly independent and represent diverse points of view that contribute to a more effective decision-making process.

Stericycle, Inc. - 2022 Proxy Statement  5

BOARD DIVERSITY MATRIX
The following table summarizes certain self-identified characteristics of our directors, as of March 31, 2022, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance.
Total Number of Directors			12
	Female	Male		Did Not Disclose Gender
Part I: Gender Identity
Directors	4	7		1
Part II: Demographic Background
African American or Black	—	1		—
Asian	—	1		—
White	4	5		—
LGBTQ+			1
Did Not Disclose Demographic Background			1
Voting in Uncontested Director Elections
Under our bylaws, a nominee for election as a director must receive a majority of the votes cast in order to be elected as a director in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.
If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his or her successor is elected and qualified or until he or she resigns. Under our bylaws, an incumbent director who is not re-elected is required to tender his or her resignation as a director. Our Nominating and Governance Committee will review the circumstances and recommend to the Board whether to accept or reject the director’s resignation or take any other action. The Board is required to act on this recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date that the election results are certified.
6  Stericycle, Inc. - 2022 Proxy Statement

Nominees for Director
ROBERT S. MURLEY, INDEPENDENT CHAIRMAN

Director since January 2017
Age 72

Experience: Robert S. Murley has served as our Chairman since March 2018. Mr. Murley is a Senior Adviser to Credit Suisse, LLC, a financial services company. From 1975 to April 2012, Mr. Murley was employed by Credit Suisse, LLC and its predecessors. In 2005, he was appointed Chairman of Investment Banking in the Americas. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley is a member of the Board of Directors of Health Insurance Innovations Inc., of privately held Brown Advisory Incorporated, and on the Board of Advisors of Harbour Group. He was formerly on the Board of Directors of Stone Energy Corporation and Apollo Education Group, Inc. Mr. Murley is an Emeritus Charter Trustee of Princeton University, is a Trustee and the former Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago and Chair of the Board of the Lurie Children’s Foundation, is a Trustee of the Museum of Science & Industry in Chicago, Illinois, and is Chairman of the Board of the UCLA Anderson Board of Advisors.

Skills & Qualifications: Mr. Murley’s existing company board experience, his deep knowledge of the capital markets and the economy, and his extensive experience leading and advising a range of businesses across multiple industries make him a valuable member of the Board.

CINDY J. MILLER

Director since February 2019
Age 59

Experience: Ms. Miller has served as a director since February 2019 and became Stericycle’s President and Chief Executive Officer on May 2, 2019 after serving as President and Chief Operating Officer since October 2018. Ms. Miller previously served as President, Global Freight Forwarding for United Parcel Service (“UPS”), a multinational package delivery and supply chain management company, from April 2016 to September 2018 and as President of UPS’s European region from March 2013 to March 2016. Ms. Miller serves as a director of UGI Corporation.

Skills & Qualifications: From her 30-year career at UPS, Ms. Miller brings to the Board significant transportation and logistics expertise, and she also has deep knowledge and experience in the healthcare industry, business transformation and change management, operations management, strategy, safety, and international business.

BRIAN P. ANDERSON

Director since January 2017
Age 71

Experience: Mr. Anderson served as Senior Vice-President and Chief Financial Officer of OfficeMax Incorporated from 2004 to 2005 and as Senior Vice President and Chief Financial Officer of Baxter International from 1997 to 2004. He joined Baxter in 1991, as Vice President, Corporate Audit, and became Corporate Controller in 1993 and then Vice President, Finance in 1997. Before joining Baxter, he spent 15 years with Deloitte in the Chicago office and the Washington, D.C. office as an Audit Partner. He is a member of the Board of Directors of W. W. Grainger, Inc. and PulteGroup, Inc. He is the former Chairman of the Audit Committee of James Hardie, Plc., former Chairman of the Nemours Foundation, Chairman of the Audit Committee of the PulteGroup, Inc., and Lead Director and Audit Committee Chairman of W. W. Grainger, Inc. Mr. Anderson serves on The Governing Board of the Center for Audit Quality and served on the Board of A.M. Castle & Co. from 2005 to 2016, as Audit Committee Chairman (2005-2010) and Chairman of the Board (2010-2016).

Skills & Qualifications: Mr. Anderson brings to our Board his significant experience as a chief financial officer of two large multinational companies, in-depth knowledge with respect to the preparation and review of complex financial reporting statements, and experience in risk management and risk assessment.

Stericycle, Inc. - 2022 Proxy Statement  7

LYNN D. BLEIL

Director Since May 2015
Age 58

Experience: Ms. Bleil, an experienced corporate director in the global healthcare industry, was the leader of the West Coast Healthcare Practice of McKinsey & Company (“McKinsey”), a management consulting firm. Ms. Bleil was also a leader of McKinsey’s worldwide Healthcare Practice. She retired in November 2013 as a Senior Partner (Director) in the Southern California Office of McKinsey. During her more than 25 years with McKinsey, she worked exclusively within the healthcare sector, advising senior management and boards of leading companies on corporate and business unit strategy, mergers and acquisitions and integration, marketing and sales, public policy, and organization. Ms. Bleil also serves as a director of Amicus Therapeutics Inc., Alcon AG, Sonova Holdings AG, and Intermountain Healthcare’s Park City Hospital. She was formerly a director of DST Systems, Inc. and Auspex Pharmaceuticals, Inc.

Skills & Qualifications: Ms. Bleil brings to the Board significant experience in the healthcare industry, as well as commercial expertise and expertise in corporate strategy, corporate governance, mergers and acquisitions, and financial reporting, compliance, and risk management.

THOMAS F. CHEN

Director Since May 2014
Age 72

Experience: Mr. Chen served as Senior Vice President and President of International Nutrition, Abbott Laboratories (“Abbott”) before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer, Inc. Mr. Chen currently serves as a director of Baxter International Inc. and an advisor to Cooperation Fund, a partnership between Goldman Sachs and the sovereign fund, China Investment Corporation, to bolster U.S. manufacturers’ market presence in China. Mr. Chen previously served as a director of Cyanotech Corporation.

Skills & Qualifications: With his extensive international business experience in pharmaceutical, hospital products, and nutritionals through his 22-year career at Abbott, Mr. Chen provides our Board with a distinct global perspective resulting from his experience with diverse geographies and healthcare products. He also provides our Board with significant operational, strategy, mergers and acquisitions, healthcare industry, governmental and regulatory, and commercial expertise.

J. JOEL HACKNEY, JR.

Director Since March 2019
Age 52

Experience: Mr. Hackney served as the Chief Executive Officer and a director of nThrive, Inc., a revenue cycle management company providing medical billing and coding, business analytics and advisory services, from January 2016 to February 2021. Previously, he was the Chief Executive Officer and a director of AVINTV. Mr. Hackney currently serves as a director of CC Neuberger Principal Holdings III.

Skills & Qualifications: With more than 25 years of experience leading both private and public companies domestically and abroad, Mr. Hackney brings to our Board deep expertise in driving business transformation and profitable growth.

STEPHEN C. HOOLEY

Director Since March 2019
Age 59

Experience: Mr. Hooley served as Chairman, Chief Executive Officer and President of DST Systems, Inc., a provider of advisory, technology and operations outsourcing to the financial and healthcare industries, from July 2014 to April 2018. He was Chief Executive Officer and President of DST Systems from September 2012 to July 2014 and President and Chief Operating Officer from July 2009 to September 2012. He was previously the President and Chief Executive Officer of Boston Financial Data Services. Mr. Hooley serves as a director of Brighthouse Financial, Inc. and Q2 Holdings, Inc. and served on the Board of Directors of Legg Mason until it was acquired by Franklin Resources.

Skills & Qualifications: Mr. Hooley brings service as a public company chief executive officer and director, deep experience in the financial services and healthcare industries and extensive IT, business transformation, and strategy expertise.

8  Stericycle, Inc. - 2022 Proxy Statement

KAY G. PRIESTLY

Director Since June 2018
Age 66

Experience: Ms. Priestly served as Chief Executive Officer of Turquoise Hill Resources Ltd., an international mining company, from May 2012 until her retirement in December 2014. She previously served as Chief Financial Officer of Rio Tinto Copper, a division of the Rio Tinto Group (“Rio Tinto”), from 2008 until her appointment as Chief Executive Officer of Turquoise Hill Resources in 2012. From 2006 to 2008, she was Vice President, Finance and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. Ms. Priestly began her career with global professional services firm Arthur Andersen where she progressed from staff accountant to partner, holding various management and leadership positions, including serving on the global executive team as Global Managing Partner – People. During her 24 years with Arthur Andersen, she provided tax, consulting, and M&A services to global companies across many industries. She is Chair of the Audit Committees of TechnipFMC plc and SSR Mining Inc. (formerly Alacer Gold Corp.). She formerly served as a director of New Gold Inc., FMC Technologies, Inc., and Stone Energy Corporation.

Skills & Qualifications: Ms. Priestly brings to our Board extensive executive management experience as a chief executive officer and senior officer of major organizations with international operations. She also brings substantial business transformation, accounting, financial, risk management, M&A, and consulting expertise.

JAMES L. WELCH

Director Since May 2020
Age 67

Experience: Before retiring in 2018, Mr. Welch served as Chief Executive Officer of YRC Worldwide, a holding company of several brands focused on shipping and supply chain solutions in North America. In 2011, Mr. Welch re-joined YRC Worldwide from same-day transportation provider Dynamex Inc., where he had served as President and Chief Executive Officer since 2008. Prior to that, he served as a Consultant at Goldman Sachs Special Situations Group. Mr. Welch started his career in 1978 at Yellow Transportation, where he spent over 28 years and held multiple operations and sales positions across the organization, including President and Chief Executive Officer for seven years. Mr. Welch currently sits on the boards of Schneider National, where he has served since 2018, and SkyWest, Inc., where he has served since 2007. He previously sat on the boards of YRC Worldwide from August 2011 to July 2018, Roadrunner Transportation Systems from 2010 to 2011, and Spirit Aerosystems Holdings from 2008 to 2011.

Skills & Qualifications: Mr. Welch brings to our Board extensive executive management experience as a chief executive officer in the transportation and supply chain industries. He also brings substantial public company, international business, operations, safety, accounting, financial, risk management, and consulting expertise.

The Board of Directors recommends a vote “FOR” the election of these nine director nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
Stericycle, Inc. - 2022 Proxy Statement  9

Director Qualifications
We believe that the nine director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment, and a long-term perspective in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures, and growth dynamics of these other companies.
The Nominating and Governance Committee seeks to ensure that we have an experienced and exceptionally qualified Board with deep expertise in areas relevant to Stericycle. When evaluating potential director nominees, the committee considers each individual’s professional expertise and background, in addition to his or her personal characteristics. The committee always conducts this evaluation in the context of the Board as a whole. The committee works with the Board to determine the appropriate mix of backgrounds and experiences that will foster and maintain a Board strong in its collective knowledge and best able to perpetuate our long-term success. To assist in this objective, the Nominating and Governance Committee conducts a detailed annual evaluation of the Board and the Board’s committees, assessing the experience, skills, qualifications, diversity, performance, and contributions of each individual and of the group as a whole.
Key skill sets and competencies for the Board include:
•
public company board service and governance expertise, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of transparency, accountability for management and the Board, and protection of stockholder interests;

•
operational expertise, which gives directors specific insight into, and expertise that will foster active participation in, the oversight, development, and implementation of our operating plan and business strategy;

•
transportation and logistics expertise, which is fundamental to our business that involves management of an extensive fleet. A deep understanding of routing, transportation, and logistics brings insights to drive best practices and operational efficiencies;

•
financial reporting, compliance, and risk management expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting, financial reporting, and enterprise risk management;

•	healthcare industry expertise, which is vital in understanding and reviewing our strategy as the majority of our customer base is in the healthcare industry; and
•	transformation and technology expertise, which is important as we continue to execute our Company’s transformation and the implementation of our Enterprise Resource Planning (“ERP”) system.
The following table highlights each nominees’ specific skills, knowledge, and experiences in these areas. A particular director may possess additional skills, knowledge, or experience even though they are not indicated below:

Murley	Miller	Anderson	Bleil	Chen	Hackney	Hooley	Priestly	Welch
Leader Experience (Public Company, CEO/COO)		✓				✓	✓	✓	✓
Public Company Board Service/Governance Expertise	✓	✓	✓	✓	✓		✓	✓	✓
Operational Expertise		✓			✓	✓	✓	✓	✓
Transportation and Logistics Expertise		✓							✓
Business Transportation/IT Expertise		✓				✓	✓	✓	
Corporate Strategy and M&A	✓	✓	✓	✓	✓	✓	✓	✓	
Financial Reporting, Compliance and Risk Management Expertise	✓		✓	✓	✓	✓	✓	✓	✓
Healthcare Industry Expertise	✓	✓	✓	✓	✓	✓	✓		
Government/ Regulatory Experience		✓			✓		✓		✓
Talent Management / HR Expertise		✓				✓	✓	✓	✓
Commercial / Go-to-Market Expertise		✓		✓	✓	✓			
International Business Expertise	✓	✓	✓		✓	✓	✓	✓	✓
Gender, Ethnic or Other Diversity		✓	✓	✓	✓			✓	
Tenure on Board (years as of April 2022)	**5**	**3**	**5**	**7**	**8**	**3**	**3**	**4**	**2**

10  Stericycle, Inc. - 2022 Proxy Statement

Committees of the Board
Our Board has four standing committees: Compensation and Human Capital; Audit; Nominating and Governance; and Operations, Safety and Environmental. All the members of each of the Compensation and Human Capital, Audit, and Nominating and Governance Committees are outside directors who are independent under the applicable SEC rules and Nasdaq listing standards. All the members of the Operations, Safety and Environmental Committee are outside directors who are independent under the applicable SEC rules and Nasdaq listing standards except for our President and Chief Executive Officer, Cindy J. Miller, who is a member of that committee.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
The Compensation and Human Capital Committee determines the structure, award, and public disclosure of all elements of compensation and benefits paid to our Chief Executive Officer and other executive officers. The committee reviews and approves financial and strategic performance objectives with respect to our annual and long-term incentive plans. The committee also reviews and approves the respective salaries of the Company’s executive officers in light of the Company’s goals and objectives relevant to each officer, including, as the committee deems appropriate, consideration of (i) the individual officer’s salary grade, scope of responsibilities and level of experience, (ii) the range of salary increases for the Company’s employees generally, and (iii) the salaries paid to comparable officers in comparable companies. The committee determines appropriate cash bonuses, if any, for the Company’s executive officers (based upon an applicable percentage of base salary as determined by the committee), after consideration of specific individual and Company performance goals and criteria, and grants equity awards to the Company’s executive officers and determines the terms and conditions thereof.
The committee reviews management’s policies and strategies relating to the Company’s human capital management function, including those relating to human rights, recruiting, retention, talent development, culture, and diversity, equity, and inclusion (“DEI”).
The committee reviews the executive leadership team and the process of succession planning and management development of the executive leadership team.
The committee periodically reviews director, committee member, and committee Chair compensation and makes recommendations regarding any proposed changes to the Board.
The committee also has responsibility for overseeing the Company’s regulatory compliance with respect to compensation matters.
Pursuant to the committee’s charter, the committee has responsibility for facilitating a risk review of incentive compensation programs and assessing if those incentives create risks that are reasonably likely to have a material adverse effect on our Company. The committee completed its most recent risk review of the Company’s incentive plans at its meeting in March 2022 and determined that the incentive plans do not create an incentive for risk which may have a material adverse effect on the Company.
AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.
The Audit Committee regularly reviews with the Company’s legal counsel any legal or regulatory matters that may have a material effect on the Company’s financial statements or operations. The Audit Committee also oversees, reviews, and evaluates the adequacy and effectiveness of the Company’s ethics and compliance program. The Audit Committee reviews and evaluates the qualifications, performance, and independence of our independent public accountants. The Audit Committee also reviews the performance, effectiveness, and objectivity of the Company’s internal audit function, including its staffing, audit plan, examinations, and related management responses.
The Audit Committee reviews our risk management policies and practices and reports any significant issues to the Board. Matters of risk management are brought to the committee’s attention by our Executive Vice President, Chief Financial Officer and Chief Information Officer, our Executive Vice President and General Counsel, our Executive Vice President and Chief Ethics and Compliance Officer, or by our principal internal auditor. Our management reviews and reports on potential areas of risk at the committee’s request or at the request of other members of the Board.
NOMINATING AND GOVERNANCE COMMITTEE
The Nominating and Governance Committee develops, recommends to the Board, and oversees the implementation of our corporate governance policies, principles, and practices. The committee monitors ongoing legislative and regulatory changes and initiatives pertaining to corporate governance principles, SEC disclosure rules and Nasdaq listing rules. The committee oversees our Environmental, Social and Governance (“ESG”) program and goals and the Company’s use of ESG metrics. The committee identifies and evaluates possible nominees for election to the Board and recommends to the Board a slate of nominees for election at the annual meeting of stockholders. The committee also recommends to the Board director assignments to the Board’s committees.
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OPERATIONS, SAFETY AND ENVIRONMENTAL COMMITTEE
The Operations, Safety and Environmental Committee provides oversight and strategic direction on our operational objectives and initiatives, including transportation and logistics, ERP system and technology-enabled operational improvements, and general safety matters. Additionally, the Operations, Safety and Environmental Committee reviews and monitors (i) significant environmental strategies, (ii) significant matters pending before environmental regulatory agencies, and (iii) compliance with environmental laws and regulations, including any applicable metrics. The committee also oversees programs and policies relating to the Company’s environmental sustainability efforts, including relating to climate change and greenhouse gas emissions.
PROCESS FOR SELECTING DIRECTORS
As discussed above, the Nominating and Governance Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, with a particular emphasis on probity, independence of judgment, and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and healthcare services generally, and experience serving on the boards of other public companies. In evaluating a candidate’s qualification for election to the Board, the committee also considers whether and how the candidate would contribute to the Board’s diversity, which we define broadly to include gender and ethnicity as well as background, experience and other individual qualities and attributes. The committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the committee also considers the director’s tenure and capacity to serve, preparation for and participation in meetings of the Board and the committee or committees of the Board on which the director serves.
In identifying potential candidates for selection in the future as nominees for election as directors, the Nominating and Governance Committee relies on suggestions and recommendations from the other directors, management, stockholders, and others and, when appropriate, may retain a search firm for assistance. In February 2019 and 2020, the Nominating and Governance Committee retained a leading third-party search firm to assist with identifying potential director nominees. The committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the committee indicating the candidate’s qualifications and other relevant biographical information and provide preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015.
In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination that satisfies the requirements set forth in our bylaws to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary, the stockholder’s notice must be received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) the close of business on the tenth day following the date on which notice or public disclosure of the date of the meeting was first given or made.
Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the one-year anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year.

12  Stericycle, Inc. - 2022 Proxy Statement

COMMITTEE CHARTERS
The charters of the Compensation and Human Capital; Audit; Nominating and Governance; and Operations, Safety and Environmental Committees are available on our investor relations website, investors.stericycle.com.
COMMITTEE MEMBERS AND MEETINGS
The following table provides information about the current membership of the committees of the Board.
Director	Audit Committee	Compensation and Human Capital Committee	Nominating and Governance Committee	Operations, Safety and Environmental Committee
Robert S. Murley(1)
Cindy J. Miller				X
Brian P. Anderson(2)	C
Lynn D. Bleil		X	C
Thomas F. Chen		X	X
J. Joel Hackney, Jr.			X
Veronica M. Hagen	X			X
Stephen C. Hooley	X	C		X
James J. Martell		X		X
Kay G. Priestly(2)	X
James L. Welch	X			C
Mike S. Zafirovski		X	X
X	Member
C	Committee Chair
(1)	Mr. Murley serves as the independent Chairman of the Board.
(2)	The Board has determined that Mr. Anderson, the Chair of the Audit Committee, and Ms. Priestly are “audit committee financial experts” as defined in the applicable SEC rules.
Our Board held six meetings in person, by video conference or by telephone during 2021 and acted without a formal meeting on several occasions by the unanimous written consent of the directors. The Compensation and Human Capital Committee held seven meetings during the year. The Audit Committee held 12 meetings during the year. The Nominating and Governance Committee held five meetings during the year. The Operations, Safety and Environmental Committee held five meetings during the year. Each director attended 75% or more of the aggregate number of Board meetings and the total number of meetings of all Board committees on which he or she served during his or her term of service.
We encourage our directors to attend the annual meeting of stockholders. Each of our directors at the time attended the 2021 Annual Meeting of Stockholders, and we anticipate that all our director nominees will attend this year’s Annual Meeting of Stockholders.
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SUSTAINABILITY AT STERICYCLE
The Beneficial Impact of Our Services during 2021
At Stericycle, our vision is to shape a healthier and safer world for everyone, everywhere, every day. We are proud that our services protect the health and well-being of the communities we serve. During 2021, the impact of our services included:
•	40 MILLION POUNDS of unused pharmaceuticals safely disposed;
•	1.5 BILLION POUNDS of medical waste treated;
•	104 MILLION POUNDS of plastic generation avoided and diverted from landfill from our reusable sharps containers; and
•	1.1 BILLION POUNDS of paper recycled through Shred-it’s secure information destruction services.
ESG Progress during 2021
During 2021, we made meaningful advancements across a range of ESG sustainability areas and expanded our public disclosures. The table below provides highlights of our progress. For more information on Stericycle’s ESG efforts, please download our 2021 Corporate Social Responsibility Report, which is available on our investor relations website, investors.stericycle.com.
Environmental	Social	Governance

• Publicly disclosed Stericycle’s baseline 2020 greenhouse gas emissions
• Improved North America and UK routing to avoid 2.7 million miles and 3,541 metric tons of carbon dioxide equivalent (“CO2e”) compared to 2020
• Upgraded to LED lighting at 39 locations to save an estimated 1,122 metric tons of CO2e annually
• Added six more efficient mobile collection vehicles to our fleet
• Opened a new West Coast autoclave treatment facility in Stockton, California strategically located to reduce 171,000 miles and 250 metric tons of greenhouse gas emissions annually
• Opened a new facility in Telford, England with new technology to reduce usage of gas, water, and electricity
• Finalized a 10-year plan for U.S. and UK facilities which included sustainability improvements
• Received 96% pass rate on 750 global compliance assessments

• Enhanced safety with new conveyance and tipping equipment at four facilities
• Improved Total Recordable Injury Rate (“TRIR”) by 4.0% to 4.8%
• Implemented $15 minimum wage in North America
• Expanded our on-going market-based compensation analyses to include assessing pay equity factors
• Hosted a 12-event, virtual International Women’s Summit attended by more than 1,000 team members
• Announced a parental leave program, effective in 2022, to add paid parental leave following a child’s birth, adoption, legal or foster care placement for U.S. employees
• Formalized our Supplier Diversity Program and verified minority status of vendor base
• Provided financial grants to 205 team members through our SteriCares Hardship Fund
• Committed $1 million over five years to the National Park Foundation to support landscape and wildlife conservation

• Clarified Board oversight of environmental and social matters
• Completed our first materiality assessment to determine Stericycle’s key ESG priorities
• Filed our first CDP Climate Change Survey, receiving a B- rating
• Released an updated Code of Conduct
• Advanced our global policy framework with public statements on Human Rights; Environmental, Safety & Health; and Supplier Code of Conduct
• Issued a comprehensive social responsibility report with SASB and United Nations Sustainable Development Goals alignment
• Continued 50% gender, ethnic or racial minority representation on our Board
• Achieved 94% support in our say-on-pay vote and at least 98% support for all directors during the 2021 Annual Meeting
• Updated our clawback policy to reflect feedback from shareholders

ESG Objectives for 2022
We understand the increasing importance of the range of ESG matters to our customers, shareholders, and communities, and we are committed to advancing our efforts. For 2022, some of our ESG objectives include:
•	Continuing efforts to implement LED lighting in operational facilities.
•	Piloting the use of solar panels to partially offset purchased electricity at two facilities in the U.S. and one in Spain.
•	Evaluating and piloting dual service vehicles that allow Stericycle to collect both regulated medical waste and secure information destruction on one vehicle when serving rural areas.
•	Beginning replacement of diesel company cars (primarily in Europe) with electric vehicles upon lease renewal.
•	Piloting a new transport lid, made from 100% recycled content, for Sharps Management Service which will eliminate the need for single-use, corrugated transport containers.
•	Expanding the use of a standardized telematics system to specific international markets with older technology or no telematics technology.
•	Evaluating Stericycle’s long-term levers and opportunities to reduce greenhouse gas emissions as the preliminary step to establish decarbonization goals.
•	Expanding our CDP Climate Change Survey submission to include additional Scope 3 emission sources and pursue third-party assurance of emissions data.
•	Implementing DEI training among our U.S. people managers.
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•	Executing 12 key safety strategies developed by Stericycle’s Safety Task Force to drive continued performance improvement.
•	Beginning disclosure of annual ESG trend data with the release of a 2022 Corporate Social Responsibility Update.
Oversight of Environmental and Social Matters
ESG is an important component of our decision-making. In order to uphold our commitment to protect what matters, we have aligned our governance practices to support long-term sustainability. Our sustainability commitments include:
•	Ensuring Stericycle’s corporate purpose creates value for all stakeholders, external and internal.
•	Providing clear and comparable business and sustainability information in an accessible manner.
•	Disclosing primary ESG material risks and opportunities facing Stericycle, as well as our tolerance for and responses to these risks and opportunities.
•	Developing the diversity and engagement of Stericycle throughout all levels of the business.
•	Driving continued focus on safety and environmental compliance in pursuit of a zero incidents culture.
•	Promoting high standards of ethics in business behavior and continually working against corruption.
These commitments are supported by various policies, protocols, and internal controls. Additionally, our Board has clarified the oversight role of our Board Committees relating to specific ESG focus areas:
NOMINATING AND GOVERNANCE COMMITTEE
•	Maintenance of ESG program and goals.
•	Oversight of the Company’s use of ESG metrics.
AUDIT COMMITTEE
•	Compliance with legal and regulatory requirements.
•	Oversight of enterprise risks.
•	Oversight of financial and management controls.
•	Maintenance of a professional ethics and compliance program.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
•	Oversight of policies and strategies relating to human capital management, including those for recruiting, retention, talent development, culture, compensation and benefits programs, and DEI.
•	Monitoring of the Company’s senior management succession plans.
OPERATIONS, SAFETY, AND ENVIRONMENTAL COMMITTEE
•	Monitoring significant environmental strategies, pending environmental regulatory changes, and compliance with environmental laws and regulations.
•	Oversight of programs and policies relating to environmental sustainability efforts, including climate change and greenhouse gas emissions.
•	Oversight of significant policies, practices, and performance with respect to providing a safe and healthy environment for all stakeholders.
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Board Leadership
Our Board does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated because the Board believes it is in the best interest of our Company to make this determination based upon the position and direction of the Company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated.
As part of the evolution of the Board, in March 2018, Mr. Murley, one of our independent directors, was elected Chairman of the Board. The Chairman confers with our Chief Executive Officer on matters of general policy affecting the day-to-day management of our Company’s business. The Chairman coordinates the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Chairman presides at all meetings of the Board and may call special meetings of the Board when he considers it appropriate. In general, the Chairman oversees the scope, quality, and timeliness of the flow of information from our management to the Board and serves as an independent contact for stockholders wishing to communicate with the Board.
Our Board believes that an independent Chairman serves the Company and its stockholders well at this time. The combined experience and knowledge of Ms. Miller and Mr. Murley in their respective roles as Chief Executive Officer and Chairman provide the Board and the Company with a day-to-day focus on the operations of the Company combined with independent oversight of the Board and management. Our non-management directors further facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. A high level of contact between our Chairman and Chief Executive Officer between Board meetings also serves to foster effective Board leadership.
Corporate Governance
EXECUTIVE SESSIONS OF THE BOARD
Our Board excuses our Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our Chairman presiding, to review the Chief Executive Officer’s performance and to enable each director to raise any matter of interest or concern without the presence of management.
BOARD EVALUATION
Our directors annually review the performance of the Board and its committees and the performance of their fellow directors by completing a confidential evaluation that is returned to the Chairman of the Board and the Chair of the Nominating and Governance Committee. The evaluations elicit input from our directors with respect to the Company’s vision, strategy, and operating performance, our Chief Executive Officer and senior management, and the composition and management of our Board and its committees. The evaluations also seek input from members of the Board committees in such areas as trends and issues affecting the Company, the roles and responsibilities of the committee members, the makeup and composition of the committees, participation and preparation of the committee members, and the effectiveness of the committees. Each director also has the opportunity to provide confidential feedback on each other director. In addition, the
Chairman of the Board conducts one-on-one interviews with each member of the Board to solicit additional information and input. Topics discussed by our Chairman with the other directors during such one-on-one interviews include the Company’s strategy, Board and committee composition and function, oversight of management, and an assessment of the effectiveness of individual directors and the Chairs of each of our standing Committees. Our Chairman also asks individual directors open-ended questions soliciting feedback on ways to improve the functioning of the Board and on issues of concern to any individual director. At a subsequent meeting of the Board, the Chairman of the Board and the Chair of the Nominating and Governance Committee lead a discussion with the full Board of any issues and suggestions for improvement identified in the review of the director evaluations and from the Board Chair’s one-on-one meetings.
16  Stericycle, Inc. - 2022 Proxy Statement

REQUIRED RESIGNATION ON CHANGE IN JOB RESPONSIBILITIES
The Board has adopted a policy that a director must tender his or her resignation if the director’s principal occupation or business association changes substantially from the position that he or she held when originally elected to the Board. The Nominating and Governance Committee will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contributions that he or she can be expected to continue to make to the Board.
DIRECTOR TENURE
In order to assist with Board refreshment and in bringing fresh ideas and perspectives to the Board, in March 2019, the Board revised our Corporate Governance Guidelines with respect to director tenure. The revised Guidelines generally provide that no non-management director may be nominated to serve a new term if he or she has already served on the Board for 15 years at the time of election. The Board may make exceptions to this policy on a case-by-case basis.
POLICY ON RELATED PARTY TRANSACTIONS
The Board has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director, director nominee or executive officer or an immediate family member of any director, director nominee or executive officer. The transactions subject to review include any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee considers the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no such transactions during the year ended December 31, 2021 that required the Audit Committee’s approval.
SUCCESSION PLANNING
The strength of our leadership team is critical to our Company’s short and long-term success. As such, the recruitment, development, and retention of talented executives and senior leaders is a priority for the Company and the Board.
On an annual basis, the Compensation and Human Capital Committee reviews our succession planning for our Chief Executive Officer, our other executive officers, and a number of other employees, and reports to the Board with respect to such succession planning.
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The Board devotes time during a dedicated session to discuss talent management and succession planning. Led by our Chief People Officer, this session includes an overview of senior leaders across the Company’s service lines, global markets, and functional shared services up to and including the executive officers of the Company. The Board is also given exposure to emerging, high-potential leaders through formal presentations to the Board and working groups with Board committees.
Beyond the annual succession planning session, the Board is routinely updated on workforce matters including key workforce indicators, team member engagement, recruiting programs, and talent development programs.
STOCKHOLDER ENGAGEMENT
In recent years, we expanded our efforts for engaging with stockholders and introduced a proactive Board outreach program that focused on building relationships with governance representatives among our top stockholders.
During the 2021 proxy season, we proactively reached out to Stericycle’s top 30 stockholders, representing approximately 78% of outstanding shares, offering the opportunity to discuss executive compensation, governance, and matters up for vote at the annual meeting of stockholders. Four stockholders, who held approximately 20% of outstanding shares, met with the Company in response to this outreach. In December 2021, we furthered our outreach efforts by contacting our top 30 stockholders, representing approximately 78% of outstanding ownership, to review our Board and executive management refresh, results of the 2021 Annual Meeting of Stockholders, the Company’s ESG journey, and to discuss broader governance matters. Seven stockholders, who held 46.5% of outstanding shares, met with the Company in response to this outreach.
The proxy and off-cycle outreach programs provided our Board with useful input from our stockholders. The Board acknowledges that transparency and responsiveness is an important component of our governance commitment to stockholders. We remain committed to engaging with our shareholders and value their input and feedback on the governance practices at the Company.
RISK OVERSIGHT
The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company and management’s responses to those risks. During these discussions, the Chief Executive Officer, Chief Financial Officer and Chief Information Officer, General Counsel, Chief Ethics and Compliance Officer, and other members of executive and senior management present management’s assessment of risks, a description of the most significant risks facing the Company and any mitigating factors and plans or practices in place to address and monitor those risks.
Each Board committee addresses relevant risk topics as part of its committee responsibilities. The committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic reports to the full Board about their deliberations and recommendations. The Audit Committee reviews with management significant risks and exposures identified by management, our internal audit staff or the independent accountants, and management’s steps to address these risks. The Company has established an Enterprise Risk Management
(“ERM”) function and program, has established an ERM Governance Committee comprised of members of management and reviews its progress with the Audit Committee. The Compensation and Human Capital Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy. The Nominating and Governance Committee reviews overall governance risk, including Board and committee composition, ESG, governance processes and stockholder proposals and relations. The Operations, Safety and Environmental Committee reviews and monitors risks related to ERP implementation, operational, safety, environmental, and regulatory matters.
Responsibility for risk management flows to individuals and entities throughout our Company as described above, including our Board, Board committees and senior management. We believe our culture has facilitated, and will continue to facilitate, effective risk management across the Company.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
Our directors, officers, consultants, independent contractors and employees of the Company and its subsidiaries are prohibited from (i) short selling our securities, including as part of an arbitrage transaction; (ii) other speculative trading in our securities or hedging of their ownership of our securities, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps, collars, or exchange funds; (iii) other transactions that are designed to hedge or offset decreases in the price of our securities; or (iv) holding our securities in a margin account or otherwise pledging our common stock in any manner.
CLAWBACK POLICY
In order to encourage sound financial reporting and enhance individual accountability, we maintain a clawback policy that allows us to recover certain performance-based compensation. Following the 2020 Annual Meeting of Stockholders, the Compensation and
Human Capital Committee and Board carefully reviewed and considered the requested terms of a stockholder proposal related to expanding our clawback policy that was then in place, as well as market practices and strong governance practices. As a result of
18  Stericycle, Inc. - 2022 Proxy Statement

this review, in September 2020, the Board made significant revisions to our clawback policy. After the Board revised our clawback policy, we met with a number of our largest institutional investors to discuss, among other things, the revisions to our clawback policy. None of the shareholders with whom we met expressed negative feedback with respect to our clawback policy as amended. The current clawback policy is available on our investor relations website, investors.stericycle.com.
The clawback policy applies to our executive officers, Senior Vice Presidents and Vice Presidents (collectively, “Covered Employees”). “Covered Employee” means any current or former Covered Employee. The clawback policy applies to cash bonuses, stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”), and other equity awards, where, in each case, the payment or award (or vesting) of the equity or other award is based in whole or in part on objective performance criteria. The policy provides that we will, in all appropriate circumstances as determined by the Compensation and Human Capital Committee, require reimbursement or forfeiture of all or a portion of any such incentive compensation awarded to a Covered Employee where the Compensation and Human Capital Committee has determined that either:
(i)
all of the following factors are present: (a) the Company is required to prepare a financial restatement, (b) the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results for the Company or any of its subsidiaries, divisions or other business units that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we are required to prepare the restatement (the “Look-Back Period”), and (c) a smaller award, vesting or payment would have occurred or been made to the Covered Employee based upon the restated financial results; or

(ii)
(a) there has been misconduct resulting in either a violation of law or of Company policy that has caused significant financial harm to the Company and (b) either the Covered Employee committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

In the case of item (i) above, the Company will, to the extent deemed appropriate by the Compensation and Human Capital Committee, seek to recover or cancel the amount(s) by which a Covered Employee’s incentive compensation covered by item (i) above that was awarded, vested, or paid during the Look-Back Period, exceeded the amount(s) that would have been awarded, vested, or paid based on the restated financial results. In the case of item (ii) above, the Company will, to the extent deemed appropriate by the Compensation and Human Capital Committee, seek to recover or cancel a Covered Employee’s incentive compensation that was awarded, vested, or paid or is scheduled to be vested or paid during any fiscal year in which the misconduct occurred. The right to seek recovery of equity issued upon vesting or payment of equity awards subject to recovery shall extend to any proceeds from the sale of such equity, and the amount of any reimbursement shall be calculated net of taxes paid or payable by the Covered Employee with respect to the recoverable compensation. If the Covered Employee does not reimburse the Company for such amount(s) promptly after request by the Company for such reimbursement, the Company, in addition to any other available remedies, may elect to recover the amount(s) by cancelling outstanding incentive compensation awards or offsetting other amounts due or which may come due to the Covered Employee under other compensation plans or programs.
In determining whether, in its discretion, there are appropriate circumstances to require reimbursement or cancellation of incentive compensation, the Compensation and Human Capital Committee will consider relevant facts and circumstances such as (i) the involvement of any particular Covered Employee in the circumstances that led to the restatement, if applicable, (ii) the extent to which any particular Covered Employee acted in the normal course of the Covered Employee’s duties and in good faith, (iii) the extent of the Covered Employee’s involvement in the misconduct that caused financial harm to the Company, (iv) the amount of incentive compensation involved, (v) the likelihood of success in any action to enforce recovery and the possible costs of recovery, (vi) whether requiring reimbursement or cancellation of incentive compensation would result in substantial adverse tax or accounting consequences to the Company, and (vii) whether requiring reimbursement or cancellation of incentive compensation would prejudice the Company’s interest in any related proceeding or investigation.
If the Compensation and Human Capital Committee requires reimbursement or cancellation of incentive compensation from any executive officer pursuant to the policy, we will disclose the amount of the reimbursement or cancellation and the underlying event triggering the reimbursement or cancellation in our proxy statement or other filing, so long as the underlying event has been publicly disclosed. The disclosure may be limited if and to the extent the disclosure could reasonably be expected to result in, or exacerbate, any regulatory action, litigation, arbitration, investigation, or other proceeding involving the Company or violate any applicable privacy law, right or obligation.
10B5-1 TRADING PLAN GUIDELINES
In March 2019, our Board adopted guidelines with respect to trading plans (“10b5-1 Plans”) adopted by employees or directors pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan Guidelines”). These 10b5-1 Plan Guidelines are in addition to the requirements and conditions of applicable law and other Company policies, including our Securities Trading Policy. The 10b5-1 Plan Guidelines require that 10b5-1 Plans be approved by our General Counsel or his designee and that they only be adopted or amended while a trading blackout is not in effect. The 10b5-1 Plan
Guidelines provide for a “cooling off” period of at least 30 days before trades can occur after adoption or amendment of a 10b5-1 Plan and before adoption of a new plan after early termination of an existing 10b5-1 Plan. Our 10b5-1 Plan Guidelines also set restrictions on the number of 10b5-1 Plans a covered individual may have in effect, trading outside of an existing 10b5-1 Plan and the length of time a plan may be in effect.
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Code of Conduct
In March 2021, the Board adopted a new and enhanced Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents we file with the SEC and in other public communications. The Code of Conduct applies to all our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available on our investor relations website, investors.stericycle.com, and is available free of charge on written request to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.
Additional Information
We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Copies of this proxy statement and our
Form 10-K as filed with the SEC are available on our investor relations website, investors.stericycle.com. Copies of this proxy statement and our Annual Report on Form 10-K may also be accessed directly from the SEC’s website, sec.gov.
Communications with the Board
Stockholders and other interested parties who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and, at his direction, to the other directors. Communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the Chair of that committee and, at his or her direction, to the other members of the committee.
Director Compensation
For 2021, the compensation for serving as an outside director consisted of an annual cash retainer of $80,000 and an annual equity retainer of $145,000. Unless deferred, the annual equity retainer was paid entirely in time-based RSUs, which vest on the first anniversary of the grant date. We also paid the following retainers to directors with additional responsibilities as the Chairman of the Board or the Chair of a committee:
•	Chairman of the Board – $62,500 cash and $62,500 in RSUs
•	Chair of the Audit Committee – $25,000 cash
•	Chair of the Compensation and Human Capital Committee – $20,000 cash
•	Chair of the Nominating and Governance Committee – $20,000 cash
•	Chair of the Operations, Safety and Environmental Committee – $20,000 cash
Under the terms of the Director Compensation Plan, directors may elect to convert all or a portion of the annual cash retainer to time-based RSUs. Directors may also elect to defer receipt of all or a portion of their annual director compensation and convert such compensation to deferred stock units (“DSUs”). DSUs are generally payable in the form of shares of our common stock within a certain period after a director’s death or other separation from service. We did not pay any other fees or other cash compensation to our directors who served during 2021 or provide them with any perquisites or other personal benefits. Directors are not paid separate fees for attending meetings of the Board or its committees. Director cash compensation is payable on a quarterly basis in arrears and prorated if the director did not serve the entire quarter.
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The following table provides information about the compensation paid to our directors in 2021. Ms. Miller did not receive any additional compensation for her services as a director or as a member of the Operations, Safety and Environmental Committee.
Name	Fees Earned or Provided in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Robert S. Murley	136,250	207,454	343,704
Brian P. Anderson	102,500	144,958	247,458
Lynn D. Bleil	96,227	144,958	241,185
Thomas F. Chen	80,000	144,958	224,958
J. Joel Hackney Jr.	80,000	144,958	224,958
Veronica M. Hagen	90,000	144,958	234,958
Stephen C. Hooley	79,865	144,958	222,778
James J. Martell	80,000	144,958	224,958
Kay G. Priestly	80,000	144,958	224,958
James L. Welch	80,000	144,958	224,958
Mike S. Zafirovski	97,500	144,958	242,458
(1)	Ms. Bleil converted $46,227 of her cash compensation into 656 DSUs, and Mr. Hooley converted $79,865 of his cash compensation into 1,148 DSUs.
(2)
Stock awards are valued in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing price of our common stock on the date of the grant. As of December 31, 2021, our non-employee directors held the following outstanding awards:

Name	Stock Options(A)	RSUs	DSUs
Robert S Murley	4,887	87	10,318
Brian P. Anderson	4,887	1,924	1,506
Lynn D. Bleil	16,522	—	12,119
Thomas F. Chen	21,720	1,837	1,506
J. Joel Hackney, Jr.	—	1,837	—
Veronica M. Hagen	—	—	6,887
Stephen C. Hooley	—	—	10,196
James J. Martell	—	1,837	—
Kay G. Priestly	—	—	6,887
James L. Welch	—	1,837	—
Mike S. Zafirovski	32,602	1,837	8,526
(A)	Represents stock options granted in prior years. No stock options have been issued to any non-employee directors since January 2017.
STOCk OWNERSHIP GUIDELINES
During 2019, we updated our Stock Ownership Guidelines to require that the Chief Executive Officer and all directors are expected to hold at least five times their annual salary (Chief Executive Officer) or cash retainer (non-employee directors) in our common stock.
During 2021, we further enhanced this policy. Prior to March 2021, employees and non-employee directors who were covered under the policy were permanently in compliance with the policy once they had met the holding requirements at just one of the measurement points. After they had met the holding requirements once, they were not required to update their required ownership amount even if a change in stock price or in their compensation would have yielded a higher ownership requirement. We made a change to the policy to eliminate the provision that those covered by the policy remain in compliance once they have met the requirement. Under the updated policy, ownership will be measured at the end of each quarter using current cash compensation retainer amounts (or salary, in the case of the Chief Executive Officer and other covered employees) and a current stock price measurement. We established this program, and recently removed the provision that eliminated the requirement for re-measurement, and increased the ownership requirement, to help further align the long-term interests of directors with the interests of our stockholders.
Although there is no specific period in which directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal. To that end, each non-employee director must retain 50% of his or her stock awards until the minimum position requirement has been achieved. As of December 31, 2021, all of our directors are in compliance with the current minimum stock ownership requirement of five times the
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annual cash retainer with the exception of our two newest directors, who have served on our Board for less than two years. The two newest directors are continuing to make progress toward meeting that requirement.
Compliance with these ownership guidelines is measured following the same process used for confirming stock ownership by executive officers. See “Stock Ownership Guidelines” under the “Other Compensation Matters” section.
ITEM 2  Advisory Vote to Approve Executive Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.
This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation and Human Capital Committee and the full Board intend to consider the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers. This advisory vote to approve executive compensation will be held on an annual basis at least until the next advisory vote to determine the frequency of such vote, which is expected to be in 2023.
Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety, and in particular to read the “Executive Summary” section of “Compensation Discussion and Analysis” to obtain an informed understanding of our executive compensation program.
We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. Our executive compensation program has as its objectives (i) attracting, motivating, and retaining highly qualified executive officers and (ii) structuring most of their compensation, aside from their base salaries, to be dependent on our attainment of measurable Company-wide performance targets and sustained growth in our stock price, so that they benefit only if our stockholders benefit.
We believe that our executive compensation program satisfies these objectives. Our executive compensation program consists of short-term cash compensation and long-term equity-based incentive compensation. As described below in “Compensation Discussion and Analysis,” 2021 cash compensation was paid in the form of a base salary and annual bonus, and long-term incentive compensation was paid in the form of time-based RSUs and PSUs. Annual cash performance bonuses are dependent on Company-wide performance. The value of the RSUs is linked to the performance of our common stock, and in the case of PSUs, achievement of a pre-established earnings per share metric (“EPS Metric”), return on invested capital metric (“ROIC Metric”) and relative total stockholder return (“rTSR”) goals. With respect to 2021, cash compensation represented 41% and equity compensation represented 59% of Ms. Miller’s total direct compensation, and, on average, cash compensation represented 53% and equity compensation represented 47% of the total direct compensation of our other named executive officers.
Based on 2021 fiscal year performance, our executive officers earned 131.4% of their cash incentive target. Under the long-term incentive program, our executive officers achieved 131.6% of the 2021 performance year target with respect to one-third of their PSUs granted in 2021 and one-third of their PSUs granted in 2020 (which are still subject to a three-year rTSR modifier and will not vest, if at all, until after the end of 2023 and 2022, respectively). Vesting of the last tranche of the performance-based RSU (“PRSU”) awards granted in 2019 was also linked to the achievement of the 2021 PSU targets. The plan design for the 2019 performance-based grants did not include any vesting upside potential beyond 100%, therefore, the third tranche of the 2019 award vested at 100% in spite of the 131.6% result.
As more fully discussed in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board requests stockholders to approve the following resolution:
Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this proxy statement.
The Board of Directors recommends a vote “FOR” the approval of this advisory resolution on the compensation of our Company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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Compensation Discussion and Analysis
Executive Summary
STERICYCLE’S EXECUTIVE TEAM EXECUTED ON BUSINESS GOALS TO DELIVER ABOVE TARGET RESULTS
Stericycle’s performance philosophy aligns its executive compensation plans to the successful achievement of our business goals. The 2021 performance on both the short-term and long-term incentive plans achieved above-target levels, at 131.4% and 131.6% of target, respectively. The 2021 plans are the result of several years’ work by management and the Compensation and Human Capital Committee to implement a compensation strategy that recognizes our key business drivers, stockholder feedback, and market best practices. Since 2018, when our Chief Executive Officer, Ms. Miller, was hired at Stericycle, the Compensation and Human Capital Committee has made the following changes:
•	Added double trigger vesting to all equity grants (2018);
•	Increased the holding requirements for the CEO and non-employee directors (2019);
•	Retained a new advisor to the committee to guide updates to our executive compensation plans (2019);
•	Re-designed the incentive plans with new metrics to better align with driving business goals (2020);
•	Updated the executives’ equity mix to eliminate stock options and place greater weighting on PSUs (2020);
•	Redesigned the PSU program with three-year cliff vesting and a three-year rTSR modifier (2020);
•	Consolidated share balances under a new equity plan and terminated legacy share plans (2021); and
•	Completed Stericycle’s first pay equity analysis (2021).
Stericycle has seen a positive response to these changes and achieved our highest say-on-pay vote in 2021 compared to the last five years. For 2022, management and the Compensation and Human Capital Committee have made an additional change and implemented three-year goal setting for our PSU awards granted during the annual cycle in March 2022. We are excited to discuss the details of the results for 2021, particularly in light of the 2021 labor market challenges, ongoing pandemic, and ERP rollout, and to provide more detail on the enhancements for 2022 further in this Compensation Discussion and Analysis.
For the 2021 short-term incentive plan, the plan included earnings before interest and tax (“EBIT”) (the “EBIT Metric”), Free Cash Flow (the “Free Cash Flow Metric”), Safety, and Service metrics. The Compensation and Human Capital Committee believes that Free Cash Flow and EBIT represented the best financial metrics to measure success based on our 2021 business objectives, and Safety and Service were especially relevant during the second year of the pandemic as we worked to keep team members, customers, and communities safe. As a result of our executives’ focus on these areas, we exceeded targets in both of our financial metrics, reduced Stericycle’s TRIR (one of our Safety measures), and improved Service by achieving measurable increases in our Net Promoter Scores (“NPS”), and on-time performance for our Regulated Waste and Compliance Services clients. Based on the results of these efforts, the short-term incentive plan for 2021 paid out at 131.4% of target.
For the 2021 long-term incentive plan, executives received 45% of their award in time-based RSUs and 55% in performance-based PSUs. Vesting of the PSUs is based on the performance of two equally weighted metrics, an EPS Metric and a ROIC Metric, and then adjusted by a rTSR modifier calculated on Stericycle’s three-year performance relative to the S&P Mid Cap 400, which further aligns plan performance with stockholder return. Stericycle achieved above-target performance on the 2021 EPS Metric and ROIC Metric goals, resulting in an achievement of 131.6% of target for the 2021 goals. Actual vesting will be determined at the end of the three-year period when all three years’ results and the three-year rTSR modifier can be measured.
In addition to their achievements on our short-term and long-term incentive goals, our executives continued to expand their efforts to enhance the employee experience in the areas of employee engagement, DEI, safety, attraction and retention, and well-being, which are particularly important during the difficult labor market of 2021 and beyond. Some of those initiatives included:
•
Conducting a pay equity analysis and numerous other pay analyses and market adjustment initiatives, which can be seen in the 12% increase of our median employee’s pay in the Chief Executive Officer Pay Ratio;

•
Adding a sixth Employee Resource Group (“ERG”) in 2022 to support professionals who are newer to their careers, in addition to those already supporting women, Black or African Americans, LatinX, Veterans, and the LGBTQ+ community;

•	Implementing a paid parental leave program in the U.S. for birth and non-birth parents to supplement our current maternity benefits;
•
Continuing to provide every U.S.-based employee with a Seal and Send envelope so that they can dispose of unused drugs from their homes safely and free of charge to reduce the opportunity for opioid abuse; and

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•	Providing 205 cash grants in 2021 (compared to 41 in 2020) through our SteriCares program to assist team members experiencing acute financial needs.
Stericycle’s Compensation and Human Capital Committee (formerly the Compensation Committee) also amended its charter and updated the committee’s name to increase its scope beyond compensation to encompass other key factors which influence our human capital programs. In summary, our executive team continues to develop a company that cares for people and the environment while delivering strong financial results to its stakeholders and strives to do even more in 2022 as we proceed further on our journey of excellence.
OUR 2021 NAMED EXECUTIVE OFFICERS
This Compensation Discussion and Analysis explains our executive compensation program and the compensation awarded to our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of the end of 2021. These executives, referred to as our “named executive officers” or “NEOs”, were:
Name	Title (as of December 31, 2021)
Cindy J. Miller	President and Chief Executive Officer
Janet H. Zelenka	Executive Vice President, Chief Financial Officer and Chief Information Officer
Daniel V. Ginnetti	Executive Vice President, International
Kurt M. Rogers	Executive Vice President and General Counsel
S. Cory White	Executive Vice President and Chief Commercial Officer
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Executive Compensation Philosophy and Best Practices
STERICYCLE’S EXECUTIVE COMPENSATION PHILOSOPHY
Our executive compensation program is developed and approved annually by the Compensation and Human Capital Committee. The compensation program for executive officers has two objectives:
1.	To attract, motivate, and retain highly qualified executive officers; and
2.
To structure the bulk of executive compensation to be dependent on Stericycle’s attainment of measurable Company-wide performance targets and sustained growth in our stock price so that executives benefit only if our stockholders benefit.

Our executive compensation program has three components: base salary, short-term incentive awards, and long-term incentive awards. In 2021, base salary and annual performance bonuses were paid in cash, and long-term incentive compensation was paid in the form of time-based RSUs and PSUs. We generally target our executive officers’ total direct compensation to be aligned with the median of our peer group. To ensure appropriate alignment, the Compensation and Human Capital Committee considers experience, individual contributions, and the Company’s performance relative to its peer group when setting pay levels.
The Compensation and Human Capital Committee and the Board work to ensure that our executive compensation program is both market-competitive and performance-oriented. Our executive officers earn base salaries, but the majority of their target compensation comes in the form of annual cash performance bonuses, time-based RSUs and PSUs. As a result, a substantial portion of our executive officers’ compensation is influenced, either positively or negatively, by Company performance.
OUR EXECUTIVE COMPENSATION BEST PRACTICES
The Compensation and Human Capital Committee regularly reviews the executive compensation program to ensure that it is aligned with our compensation philosophy, our Company objectives, and stockholder interests. Highlights of key elements of and exclusions from our program are noted below.
What We Do:		What We Don’t Do:
✔	Deliver a significant percentage of target annual compensation as variable compensation tied to performance	✗	No re-pricing of underwater stock options
✔	Align executives’ interests with stockholders’ interests through long-term incentive compensation paid in equity	✗	No excessive perquisites or personal benefits
✔	Maintain an enhanced executive compensation clawback policy	✗	No employment contracts for NEOs
✔	Cap annual and long-term incentive awards
✔	Retain an independent compensation consultant to advise the Compensation and Human Capital Committee
✔	Prohibit officers and directors from engaging in hedging, pledging or short sale transactions involving our securities
✔	Conduct a regular review of proxy advisor policies and corporate governance best practices
✔	Maintain stock ownership and retention guidelines
✔	Provide “double-trigger” vesting of equity awards in connection with a change in control
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Our Compensation-Setting Process
COMPENSATION AND HUMAN CAPITAL COMMITTEE
Compensation decisions for our executive officers are made by the Compensation and Human Capital Committee of our Board, subject in some instances to approval by the full Board. All of the Committee’s members are independent under the applicable SEC rules and Nasdaq listing standards.
DECISION-MAKING PROCESSES
The Compensation and Human Capital Committee considers a number of factors in setting compensation and incentive award opportunities for our executive officers. These decisions are made with a view to reaching an overall result that the Committee believes is appropriate and fair to each executive officer – both in absolute terms and relative to the compensation of the other executive officers – and fair as well to Stericycle and to our stockholders. The Committee also considers each executive officer’s role, contribution to our performance, and the officer’s compensation history in making compensation decisions.
Compensation decisions are typically made at the regular meeting of the Compensation and Human Capital Committee during the fourth quarter of the year based on market study results and current year performance of the Company and the executive officers. The Committee considers these results in determining the executive officers’ annual cash performance bonuses for the current year and their base salaries and annual cash performance bonus targets for the upcoming year.
Our Chief Executive Officer makes recommendations to the Compensation and Human Capital Committee regarding the compensation of our other NEOs, but management generally does not otherwise participate in the Committee’s decisions.
Decisions regarding the annual equity grants to our executive officers and to our employees generally are made during the first quarterly Compensation and Human Capital Committee meeting of the year. The Committee determines the equity grant amounts for our executive officers considering (i) our overall operating performance, (ii) each executive officer’s individual responsibilities and performance, (iii) competitive market data, (iv) prior equity grants, and (v) the goal of limiting equity grants to no more than 10% of our fully-diluted shares over a trailing five-year period, thus averaging dilution of no more than 2% a year.
COMPENSATION CONSULTANT
The Compensation and Human Capital Committee engaged Pay Governance LLC as its independent compensation consultant to review our executive compensation philosophy and practices and the composition of our peer group of companies. The Compensation and Human Capital Committee conducts a review of the factors prescribed by SEC and Nasdaq rules and regulations each year and has determined that Pay Governance LLC is independent.
Pay Governance provides consulting services to Stericycle’s Compensation and Human Capital Committee, in the form of research, market data, and design expertise in developing executive and director compensation programs. A representative of Pay Governance attended each of Stericycle’s Compensation and Human Capital Committee meetings in 2021 and advised the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including the Chief Executive Officer. The compensation consultant reports directly to Stericycle’s Compensation and Human Capital Committee, and the Committee is free to replace the consultant or hire additional consultants or advisers at any time.
PEER GROUP
Our peer group is composed of companies that are similar to us in terms of revenue, number of employees, services offered, and industries served. The companies in the peer group are also representative of the types of companies we compete with for executive talent. The Compensation and Human Capital Committee refers to information about our peer group primarily for the purpose of benchmarking the NEOs’ total direct compensation levels, pay practices, and industry pay trends. The Compensation and Human Capital Committee reviews the peer group annually and makes adjustments if necessary (for example, to remove companies in the case of an acquisition).
In 2021, the Compensation and Human Capital Committee engaged its independent advisor to conduct an updated review of our peer group. Based on that review, the Compensation and Human Capital Committee added two additional companies to the peer group – Rollins, Inc. and Healthcare Services Group, Inc. Covanta Holdings Corporation was removed from the peer group in 2021 due to its acquisition by EQT Infrastructure. The Committee continues to focus on quality versus quantity when reviewing the peer group and has determined that the updated peer group provides a strong basis for analysis and benchmarking. The Committee intends to review the peer group again in 2022 in preparation for compensation benchmarking for 2023.
26  Stericycle, Inc. - 2022 Proxy Statement

For 2021, the peer group consisted of the following companies:
Company Name	2021 Revenue ($MM)	2021 Employees	Industry Focus
ABM Industries Incorporated	6,229	124,000	Environmental and Facilities Services
Cintas Corporation	7,116	40,000	Diversified Support Services
Clean Harbors, Inc.	3,806	18,300	Environmental and Facilities Services
Ecolab Inc.	12,733	47,000	Specialty Chemicals
Healthcare Services Group, Inc.	1,642	39,200	Diversified Support Services
Iron Mountain Incorporated	4,492	25,000	Business Services
Pitney Bowes, Inc.	3,674	11,500	Office Services and Supplies
Republic Services, Inc.	11,295	35,000	Environmental and Facilities Services
Rollins, Inc.	2,424	16,482	Environmental and Facilities Services
Tetra Tech, Inc.	2,552	21,000	Environmental and Facilities Services
Waste Connections, Inc.	6,151	19,998	Environmental and Facilities Services
Waste Management, Inc.	17,931	48,500	Environmental and Facilities Services
Stericycle, Inc.	2,647	15,000	Environmental and Facilities Services
Median	5,321	30,000
2021 Executive Compensation Overview
EXECUTIVE COMPENSATION PROGRAM CONTINUES TO SUPPORT OUR GOALS AND ALIGN WITH BEST PRACTICES
At our 2021 Annual Meeting of Stockholders, our say-on-pay advisory vote garnered 93.8% support, an outcome that was similar to our results for 2020, which returned support of 93.6%.
As a result of this high approval percentage and feedback from our stockholders in 2020, our Compensation and Human Capital Committee, with the input of our independent advisor, approved compensation programs for 2021 that were substantially similar to those in place for 2020. The compensation plans for 2021 were designed to maintain management’s focus on driving improvements to both the balance sheet and the income statement and to align Stericycle with compensation best practices. In December 2021, we continued our outreach efforts by contacting our top 30 stockholders, representing approximately 78% of outstanding ownership, to review several matters, including the 2021 say-on-pay advisory vote, and seven stockholders, who held 46.5% of outstanding shares, met with the Company in response to this outreach.
Given the strong stockholder support in 2021 and the positive feedback from subsequent shareholder engagement, we have made modest plan design changes for 2022. Most significantly, we have adjusted our 2022 PSU model to move from annual goal setting to three-year goal setting at the time of grant. The changes for 2022 are discussed in more detail under “2021 Compensation Program Highlights – Our Executive Compensation Program for 2022.”
Noted below is a summary of the key components of the executive compensation plans for 2021.
Component	Key Features	Purpose
Annual cash bonus	Continued EBIT Metric[1] (40%) and Free Cash Flow Metric[1] (35%), Safety (15%), and Service (10%) metrics	To focus the emphasis on key metrics that represent Company performance and drive stockholder value
Time-based RSUs	Maintained the time-based RSU component of the total long-term incentive award at 45% of the total long-term incentive award	To allow for a long-term incentive mix that is consistent with market norms but weighted less heavily than PSUs
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Component	Key Features	Purpose
PSUs
Maintained the PSU design introduced in 2020 which replaced PRSUs used prior to 2020. The design used in 2020 and 2021 allows for payouts above 100% if achievement of performance goals exceeds targets, and is weighted at 55% of the total long-term incentive award

Continued to use two equally-weighted performance metrics, comprised of the EPS Metric[1] and the ROIC Metric[1], and a rTSR modifier to be measured over the three-year performance period

Maintained the three-year cliff vesting schedule which pays out only at the end of the three-year performance period

Move from PRSUs to PSUs provides incentive for exceeding results; weighting at 55% results in over half of the long-term incentive to be linked to company performance goals

Growth and return are classic value creation metrics and two metrics (rather than one) are considered better indicators of financial performance; three-year rTSR modifier further aligns Stericycle payouts with stockholder return

Ratable vesting for PSUs is uncommon and cliff vesting creates additional incentive for retention of NEOs

Peer group	Peer group was adjusted to remove one company and add two companies
Peer group analysis showed that the previous peer group provided a strong benchmark for the Company; however, some updates were made to remove one peer company due to an acquisition and to add two companies that were deemed to be reasonable additions from which to measure pay practices and pay competitiveness

[1]
Metrics have pre-approved and clearly defined adjusted items that are reasonable and customary. For additional detail on the adjustments applied to the results of the EBIT Metric, EPS Metric, the ROIC Metric and the Free Cash Flow Metric, and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.

OUR EXECUTIVE COMPENSATION PROGRAM FOR 2021
The Compensation and Human Capital Committee works with its compensation consultant annually to conduct an independent review of executive officers’ salaries. After considering the results of the independent review in 2020, the Compensation and Human Capital Committee approved salary increases for seven of our executive officers, including the Chief Executive Officer, and cash incentive target increases for three of our executive officers, including the Chief Executive Officer, which were effective on March 1, 2021.
For 2021, our NEOs’ annual cash performance bonuses were based 40% on the performance of our EBIT Metric and 35% on the performance of our Free Cash Flow Metric. Both metrics have pre-approved and clearly defined adjusted items that are reasonable and customary. The EBIT Metric provides the best representation of how we are achieving results and managing our capital; effective capital management ultimately shows expansion in operating margin if we are putting that capital to its best use. The Free Cash Flow Metric measures our progress on generating cash from operations, improving our balance sheet, and the effective deployment of capital investments.
The metrics for the remaining 25% of the 2021 plan focused on annual priorities, which for 2021 included performance improvement in safety weighted at 15% and delivering strong customer service weighted at 10%.
In 2021, the EBIT Metric and the Free Cash Flow Metric excluded the following items:
•	consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters;
•	changes in RISI rates from expected rates; and
•	wage subsidies received as a result of the COVID-19 pandemic.
In addition, the EBIT Metric further excluded the following items:
•	charges related to certain non-cash impairments;
•	changes in depreciation and amortization expenses compared to amounts included in the incentive target;
•	changes in foreign currency rates; and
•	certain adjustments for indirect tax geography and post-period adjustments.
Furthermore, as we divested certain businesses in 2021, we did not reduce our incentive targets for either the EBIT Metric or the Free Cash Flow Metric down by what was remaining in the plan for those businesses. Instead, we added back that remaining portion of the income for those businesses in order to reconcile back to the original target. For additional detail and reconciliations, see Appendix A to this proxy statement.
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Our executives are also compensated with a long-term incentive program in the form of equity grants. For 2021, the award structure of the long-term incentive plan was divided between time-based RSUs (weighted at 45%) and PSUs (weighted at 55%). Vesting of the PSUs at the end of the three-year vesting period is based on the results of two equally weighted metrics (an EPS Metric and a ROIC Metric), which are averaged over the three-year period and then multiplied by a rTSR modifier based on the performance of Stericycle’s stock relative to the S&P MidCap 400. Both metrics have pre-approved and clearly defined adjusted items that are reasonable and customary. These grants of equity were designed to incentivize our NEOs to focus on long-term value creation.
The principal elements and purposes of our executive compensation program for 2021 are summarized below. These elements are discussed in more detail under “2021 Compensation Program Highlights.”
Compensation Element	Form of Compensation	Performance and Vesting Criteria	Purpose
Base Salary	Cash	N/A	Provide fixed compensation to attract and retain key executives and to offset external factors that may impact incentive pay
Annual Cash Bonus	Cash	Annual EBIT Metric, Annual Free Cash Flow Metric and Annual Priorities	Incentivize executives to achieve annual performance goals and be rewarded commensurately
Long-term Incentives	Time-based RSUs (45%) PSUs (55%)	Three-year ratable vesting based on continuous service Vest, or not, at the end of the three-year period depending on achievement of pre-established performance metrics	Incentivize long-term value creation and align management’s interests with those of our stockholders
For 2021, approximately 84% of our Chief Executive Officer’s target total compensation and approximately 72% of the target total compensation of our other NEOs was at risk.
The chart below illustrates how these components were allocated in actual total compensation received by our Chief Executive Officer and other NEOs in 2021.

SUMMARY OF 2021 INCENTIVE COMPENSATION OUTCOMES
Annual Cash Performance Bonus
In 2021, our executive officers were eligible to earn annual cash performance bonuses based 40% upon the performance on our EBIT Metric, 35% upon the performance on our Free Cash Flow Metric, and 25% upon the achievement of Annual Priorities, which for 2021 included Safety objectives (15%) and Service objectives (10%). Stericycle achieved above-plan results in our annual cash incentive plan of 131.4% of target without making any adjustments for pandemic-related impacts. Details on the annual cash performance goals and results for 2021 are described below under the section “2021 Compensation Program Highlights.”
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PSUs
In 2021, our executive officers held unvested PRSUs and PSUs from grants made in 2019, 2020, and 2021. The third tranche of the 2019 grant was eligible for vesting based upon 2021 results. Additionally, the first tranche of the 2021 grant and the second tranche of the 2020 grant were eligible for measurement for conditional vesting based upon 2021 results. 2021 performance was scored against two equally weighted measures – an EPS Metric and a ROIC Metric. Stericycle achieved above-plan results on these metrics, achieving 131.6% of target for 2021 without making any adjustments for pandemic-related impacts. Details on the PSU goals and results for 2021 are described below under the section “2021 Compensation Program Highlights.”
2021 Compensation Program Highlights
BASE SALARIES
The table below illustrates the NEOs’ base salaries over the past three fiscal years.
	2021 Salary ($)	2020 Salary(1) ($)	2019 Salary ($)
Ms. Miller	1,008,000	960,000	625,000/900,000(2)
Ms. Zelenka	656,250	625,000	575,000
Mr. Ginnetti	586,500	575,000	575,000
Mr. Rogers	515,000	300,000/500,000(3)	500,000
Mr. White	467,250	445,000	N/A(4)
(1)
The base salary amounts for 2020 were only in place during the periods of February 9, 2020 – March 21, 2020 and June 28, 2020 – December 31, 2020. In the case of Ms. Zelenka, her base salary was $595,000 from February 9, 2020 – March 21, 2020, and then effective June 28, 2020, her base salary was increased to $625,000 as a result of her assuming the additional duties and responsibilities of Chief Information Officer on June 28, 2020.

(2)	Ms. Miller’s salary was prorated between her roles as President and Chief Operating Officer (through May 1, 2019) and Chief Executive Officer (effective May 2, 2019).
(3)	Per an agreement with Mr. Rogers when he returned to the Company, his annualized base salary was $300,000 until October 1, 2020, and then was increased to his prior base salary of $500,000.
(4)	Mr. White joined the Company in 2019 and was not an NEO in 2019.
For 2022, the Compensation and Human Capital Committee once again engaged its compensation consultant to conduct an independent review of executive officer salaries. After considering the results of the independent review, the Compensation and Human Capital Committee approved salary increases for the NEOs effective on March 1, 2022. The 2022 salary increases for the NEOs include a 6.7% increase for Ms. Zelenka and a 3% increase for each of the other NEOs, including Ms. Miller. These increases represent the Compensation and Human Capital Committee’s intent to keep pace with the market but not to make any large adjustments in base salary levels.
ANNUAL CASH PERFORMANCE BONUSES
Our annual cash performance bonus program is intended to reward our executive officers for achieving our annual operating plans and budgets. Each executive officer is eligible for an annual cash performance bonus equal to a specified percentage of base salary.
In 2021, our executive officers were eligible to earn annual cash performance bonuses based upon the achievement of the targets for the EBIT Metric and the Free Cash Flow Metric developed from our annual operating plan and Safety and Service metrics.
As a result, 40% of each NEO’s 2021 annual cash performance bonus target was tied to the achievement of our annual EBIT Metric goal, 35% was tied to the achievement of our annual Free Cash Flow Metric goal, and the remaining 25% was tied to achievement of our Annual Priorities, including Safety (15%) and Service (10%).
PERFORMANCE GOALS FOR 2021 – ANNUAL CASH PERFORMANCE BONUS
Based upon our annual business plans, the Compensation and Human Capital Committee established minimum, target, and maximum achievement levels for the 2021 EBIT Metric portion of the annual cash performance bonus.
For 2021, the EBIT Metric target was $133.8 million. There would have been no payout for this metric if we failed to attain performance on the EBIT Metric of $108.4 million, and the payout for performance at or above the maximum goal of $150.6 million was capped at 200%. The Compensation and Human Capital Committee also fixed minimum, target, and maximum 2021 Free Cash Flow Metric performance goals and related payout percentages. For 2021, the target for the Free Cash Flow Metric was $136.5 million. There would have been no payout for this metric if we failed to attain
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minimum performance on the Free Cash Flow Metric of $110.6 million, and the payout for performance at or above the maximum goal of $163.9 million was capped at 200%.
In addition, the Compensation and Human Capital Committee fixed minimum, target, and maximum Safety performance goals and related payout percentages. For 2021, the Safety target was a 5% reduction in both TRIR and vehicle incidents. There would have been no payout for this metric if we failed to attain the minimum reduction of 3%, and the payout for a reduction at or above the maximum goal of 7% was capped at 120%.
Attainment of the Service metric was based on our ability to service and invoice our customers throughout the pandemic, as measured by NPS, on-time service to customers, and invoicing and cash collections. Payout of this metric could not exceed 100% and was determined by the Committee based on data that measured the service goals (NPS, on-time service, and reduction in time required for cash collections).
The following table shows how different levels of performance on the EBIT Metric and the Free Cash Flow Metric were designed to affect the payout.
	EBIT Metric Cash Bonus Program for 2021 40% Total Cash Bonus			Free Cash Flow Metric Cash Bonus Program for 2021 35% Total Cash Bonus
	Percentage of Award Payout	Percent EBIT Metric Attainment	EBIT Metric Target (in $ millions)	Percentage of Award Payout	Percent Free Cash Flow Metric Attainment	Free Cash Flow Metric Target (in $ millions)
Minimum	5%	81.0%	108.4	5%	81.0%	110.6
Target	100%	100%	133.8	100%	100%	136.5
Maximum	200%	112.6% or more	150.6 or more	200%	120% or more	163.9 or more
The performance targets allowed for payout of the annual cash performance bonuses at levels that increase proportionally from the minimum tier (an amount equal to the specified percentage of the executive officer’s base salary multiplied by the payout percentage associated with the minimum achievement level on any one metric) to the maximum.
The EBIT Metric and the Free Cash Flow Metric are Non-GAAP measures. For additional detail and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
For 2021, in order to maintain competitiveness with the market but reflect our company’s overall performance, the Committee approved an increase in the cash performance incentive targets for Ms. Miller and Mr. White. The annual target cash performance bonus percentages for 2021 for our NEOs were as follows:
	Target Cash Performance Bonus Percentage of Base Salary	Target Dollar Amount(1)
Ms. Miller	130%	$1,292,229
Ms. Zelenka	90%	$586,080
Mr. Ginnetti	75%	$438,481
Mr. Rogers	70%	$358,803
Mr. White	70%	$317,367
(1)	The target dollar amount takes into account the base salary and bonus target changes during 2021.
PERFORMANCE RESULTS FOR 2021 – ANNUAL CASH PERFORMANCE BONUS
The performance on our EBIT Metric for 2021 for the purpose of the annual cash performance bonus program was $137.3 million compared to a target of $133.8 million, yielding a quotient of 102.6%, which correlates to a payout of 120.7% of target for this metric. The performance on our Free Cash Flow Metric in 2021 for the purpose of the annual cash performance bonus program was $175.6 million compared to a target of $136.5 million, yielding a quotient of 128.6%, which correlates to a payout of 200% of target for this metric. With regard to our Safety metric, we achieved a 4.0% reduction in TRIR but experienced an increase in vehicle incidents, resulting in a below-target payout of 56.3% of target for this metric. In the area of Service, our NPS increased year over year from 2020 to 2021, we increased our on-time performance for our Regulated Waste and Compliance Services clients, and made significant
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improvement in cash collections, exceeding goals in all regions. However, our on-time performance for our Secure Information Destruction clients declined in the fourth quarter as team members adjusted to new systems and management experienced difficulties staffing positions due to the tight labor market and COVID-19-related absences. When these results are weighted and multiplied, the final payout for the annual cash performance plan is 131.4% of target. For additional detail on the adjustments applied to the results of the EBIT Metric and the Free Cash Flow Metric, and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
LONG-TERM EQUITY INCENTIVE AWARDS
When making long-term equity incentive awards, the Compensation and Human Capital Committee determines the desired total grant date value of each NEO’s award in the manner described above under “Our Compensation-Setting Process.” For 2021, 45% of that total amount was awarded in the form of time-based RSUs and 55% was awarded in the form of PSUs.
No stock options were granted to executives in 2021.
TIME-BASED RSUs FOR 2021
In 2021, time-based RSUs constituted approximately 45% of our NEOs’ long-term incentive compensation. The number of RSUs awarded to an NEO were determined based on the target grant date value of the NEO’s total equity award. The time-based RSUs granted to executive officers in 2021 as annual awards vest in equal annual installments over three years, beginning on the first anniversary of the grant date.
The 2021 time-based RSU awards for our NEOs were as follows:
	Time-Based Restricted Stock Units	Grant Date Value
Ms. Miller	28,556	$1,934,955
Ms. Zelenka	11,206	759,319
Mr. Ginnetti	6,682	452,772
Mr. Rogers	6,309	427,498
Mr. White	5,615	380,472
PSUs FOR 2021
PSUs were the remaining 55% of our NEOs’ long-term incentive compensation for 2021. The number of PSUs awarded to an NEO was determined based on the target grant date value of the NEO’s total equity award. PSUs granted to executive officers in 2021 vest, if at all, at the end of the three-year vesting period based on two equally weighted metrics (an EPS Metric and a ROIC Metric), which are averaged over the three-year period and then multiplied by a rTSR modifier based on the performance of Stericycle’s stock relative to the S&P MidCap 400.
The target number of PSUs, and the related grant date value, awarded to our NEOs in 2021 were as follows:
	Target PSUs	Grant Date Value
Ms. Miller	34,902	$2,364,960
Ms. Zelenka	13,697	928,109
Mr. Ginnetti	8,167	553,396
Mr. Rogers	7,711	522,497
Mr. White	6,862	464,969
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PERFORMANCE GOALS AND RESULTS FOR 2021 – PSUs
The Company began the practice of granting PRSUs in 2017 and then began granting PSUs instead of PRSUs in 2020. For 2020 and 2021, the Compensation and Human Capital Committee established minimum and maximum achievement levels for conditional vesting of the PSUs based on the annual achievement of targets for two equally weighted metrics, an EPS Metric and a ROIC Metric. With respect to the 2021 performance year, the Committee established a goal minimum and maximum for the EPS Metric of $0.398 and $0.672, respectively. Performance in between these two points is interpolated on a straight-line basis to determine the conditional vesting of shares. No PSUs are eligible to vest for this metric if we failed to attain a minimum result of $0.398, and the number of PSUs that are eligible to vest for performance at or above 135% of the target of $0.498 is capped at 150% for the 2020 and 2021 awards (and at 100% for the third tranche of the 2019 PRSU award which is tied to the 2021 results).
With respect to the 2021 performance year, the Committee established a goal minimum and maximum for the ROIC Metric of 17.96% and 25.28%, respectively. Performance in between these two points is interpolated on a straight-line basis to determine the vesting of shares. No PSUs are eligible for conditional vesting for this metric if we failed to attain a minimum result of 17.96%, and the number of PSUs that are eligible to vest for performance at or above 112.6% of the target of 22.45% is capped at 150% for the 2020 and 2021 awards (and at 100% for the third tranche of the 2019 PRSU award which is tied to the 2021 results).
The most recent performance period ended December 31, 2021. The achievement of our EPS Metric for 2021 for the purposes of the PSU program was $0.60 compared to a target of $0.498, yielding a quotient of 120.0% which correlates to achievement of 128.5% for the metric. The achievement of our ROIC Metric for 2021 for the purposes of the PSU program was 24.40% compared to a target of 22.45%, yielding a quotient of 108.7% which correlates to 134.6% achievement for the metric. Since the two metrics are equally weighted, the total averaged achievement is 131.6%, which represents the percentage of conditionally vested PSUs for the 2021 performance year for the first tranche of the 2021 award and the second tranche of the 2020 award. Actual vesting for the 2020 and 2021 awards will be determined in 2023 and 2024 after the 2022 and 2023 results are determined and can be averaged with the two prior years’ results and then multiplied by the rTSR modifier for the applicable three-year performance period for a final vesting number. For the third tranche of the 2019 PRSUs that was tied to 2021 performance, the plan design for that award did not include any upside beyond 100%; therefore, that tranche will be vested at 100% in spite of the 131.6% result.
The EPS Metric and the ROIC Metric are Non-GAAP measures. For additional detail and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
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OUR EXECUTIVE COMPENSATION PROGRAM FOR 2022
For 2022, the Compensation and Human Capital Committee once again engaged its compensation consultant to conduct an independent review of executive officer salaries. After considering the results of the independent review, the Compensation and Human Capital Committee approved salary increases for the NEOs effective on March 1, 2022. To ensure appropriate alignment, the Compensation and Human Capital Committee also considered experience, individual contributions, and the Company’s performance relative to its peer group when setting pay levels. The 2022 salary increases for the NEOs include a 6.7% increase for Ms. Zelenka and a 3% increase for the other NEOs, including Ms. Miller.
The Compensation and Human Capital Committee considered feedback from its advisor and investors when designing the 2022 annual cash incentive plan and decided to make modest changes for the 2022 plan, maintaining the EBIT Metric at 40% and increasing the weighting on the Free Cash Flow Metric from 35% to 40%. The EBIT Metric provides the best representation of how we are achieving results and managing our capital; effective capital management ultimately shows expansion in operating margin if we are putting that capital to its best use. The Free Cash Flow Metric measures our progress on generating cash from operations, improving our balance sheet, and the effective deployment of capital investments. Both metrics have pre-approved and clearly defined adjustment categories that are reasonable and customary.
The metrics for the remaining 20% of the 2022 annual cash incentive plan will focus on annual priorities, which for 2022 consists of performance improvement in safety, to be measured by TRIR and reduction in vehicle incidents. The inclusion of these safety goals adds a non-financial metric (similar to many peers) that sharpens focus on behaviors not captured in financials. Safety is an essential component of everything we do at Stericycle and reflects our commitment to our customers and employees in keeping all of us and the materials that we collect and dispose of out of harm’s way.
We also redesigned our equity program in 2020 to better align with market practices and respond to stockholder feedback, and continued that program for 2021. As of 2020, Stericycle’s long-term equity incentive plan no longer includes stock options and divides equity grants by 55% PSUs and 45% RSUs. The vesting of PSUs is based 50% on the achievement of an EPS Metric and 50% on a ROIC Metric. The PSUs are also tied to a rTSR modifier which will adjust the number of shares to be vested up or down by up to 25% based upon Stericycle’s three-year performance relative to the S&P MidCap 400. The rTSR modifier further aligns plan performance with stockholder return. Like the EBIT Metric and Free Cash Flow Metric, the EPS Metric and ROIC Metric both have pre-approved and clearly defined adjustment categories that are reasonable and customary.
As with 2020 and 2021, the 2022 PSUs vest at the end of the three-year period. As we have made progress in our business transformation, the Compensation and Human Capital Committee has changed the goal-setting process for the 2022 PSUs from an annual process to an approach which sets a three-year goal for the EPS Metric and the ROIC Metric at the time of grant.
In designing the 2022 compensation plans, the Compensation and Human Capital Committee considered the result of the stockholders’ advisory vote as well as feedback from stockholder outreach initiatives. During the 2021 say-on-pay vote, we received 93.8% support “for” the executive compensation program, the highest result since 2016. Given the careful design of the plan changes made in 2020 and 2021 and the high level of support from our stockholders for those changes, the Committee decided to continue with many of the plan design elements from 2020 and 2021, maintaining the same principal metrics for the plans but modifying the annual cash incentive metric weightings and PSU goal-setting approach.
2022 EXECUTIVE COMPENSATION PLANS
In order to maintain competitiveness with the market but reflect our company’s overall performance, the Committee approved compensation plans for our NEOs that included increases in base salary for the NEOs, but no increase in the cash performance incentive targets, and a two-part equity program. The compensation plans for our NEOs in 2022 are as follows:
	Base Salary	Cash Performance Bonus Percentage of Base Salary	Granted Target PSUs	Granted Time-based RSUs
Ms. Miller	$1,038,240	130%	41,549	33,995
Ms. Zelenka	$700,000	90%	20,291	16,602
Mr. Ginnetti	$604,095	75%	10,215	8,357
Mr. Rogers	$530,450	70%	9,738	7,967
Mr. White	$481,268	70%	8,835	7,229
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Other Compensation Matters
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
Upon the recommendation of the Compensation and Human Capital Committee, the Board approved an amended version of the plan for executive severance for 2020, including following a change in control. The plan, which originally went into effect on September 1, 2016, applies to all NEOs. Stericycle introduced this plan to be competitive with the market and enhance retention and amended the plan in 2020 to stay aligned with market trends and business goals. The amended plan prohibits executives who voluntarily resign or retire from the company from receiving severance payments under the plan.
Under the plan, NEOs are entitled to benefits in the event of a termination of employment by the Company other than for “Cause”, “Death” or “Disability” (as each is defined in the plan). A covered executive will receive the following benefits so long as the executive executes and honors a full waiver and release of claims against Stericycle, as well as non-competition, non-solicitation, confidentiality, and other restrictive covenants that we may deem necessary to protect our interests:
•
An amount equal to the actual annual incentive the executive would have been paid had the executive remained employed on the payment date applicable to then current employees, prorated based on the executive’s period of service through the executive’s termination date.

•	An amount equal to the sum of the executive’s base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”
•	For the Chief Executive Officer, the severance multiple is two.
•	For all other executive officers, the severance multiple is one.
•	Non-qualified deferred compensation benefits and employee welfare benefits pursuant to the terms of the applicable plans and policies.
•
Payment of or reimbursement for the cost of COBRA premiums in connection with the executive’s medical, vision, prescription, and dental coverage in effect as of the date of termination, to the extent such premiums exceed the premiums paid for similar provided coverage by active employees, for up to 18 months.

•	Reimbursement for outplacement benefits up to $25,000.
For involuntary termination (other than for Cause) associated with a change in control, which includes voluntary termination for “Good Reason” (as defined in the plan) within 24 months after a change in control, the benefits above remain in place but the annual incentive payment and the severance multiple changes, as follows:
•	An amount equal to the executive officer’s target annual incentive, prorated based on the executive officer’s period of service through the executive officer’s termination date.
•	An amount equal to the sum of the executive officer’s base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”
•	For the Chief Executive Officer, the severance multiple is three.
•	For all other executive officers, the severance multiple is two.
In situations involving voluntary termination other than for Good Reason during the 24-month post-change period or termination for cause, we would only be required to pay accrued obligations to the employee.
DEFERRED COMPENSATION ARRANGEMENTS
Our Board adopted the Stericycle, Inc. Supplemental Retirement Plan (the “Plan”) effective for deferrals of compensation on and after April 1, 2017. Our NEOs are eligible to participate in the Plan, but none of our NEOs elected to participate in the Plan in 2021 or prior years. The Plan is unfunded and designed to be a non-qualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code.
Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by us for that year (the “Company Discretionary Contributions”). Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant).
The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to 15 years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account, subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.
The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause (as defined in the Plan).
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PERQUISITES AND PERSONAL BENEFITS
We provide limited perquisites and personal benefits to our executive officers. See “2021 Summary Compensation Table – All Other Compensation” and the related footnotes.
STOCK OWNERSHIP GUIDELINES
All our executive officers and non-employee directors are expected to hold a minimum position in our common stock. We established this program to help align the long-term interests of our executive officers and non-employee directors with those of our stockholders. For 2020, we increased the stock ownership guidelines for the Chief Executive Officer and non-employee directors from four times annual base salary (for the Chief Executive Officer) or respective annual cash retainer (for the non-employee directors) to five times that amount. To further strengthen our stock ownership guidelines, in March 2021 we amended our stock ownership guidelines to remove provisions to the effect that: (i)  the in-the-money-value of vested and unvested stock options would count toward achievement of the applicable stock ownership guideline, and (ii) once a director or executive officer achieved the applicable ownership threshold, that individual would be considered in compliance, regardless of any change in his or her salary or cash retainer, or the price of our common stock, so long as such individual continued to own at least the number of shares of our common stock and other awards owned at the time of achieving the applicable threshold.
Stock Ownership Guidelines
Chief Executive Officer	Five times annual base salary
Other NEOs	Three times annual base salary
Non-Employee Directors	Five times annual cash retainers
Although there is no specific period in which the executive officers and non-employee directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal and must retain at least 50% of the net shares acquired upon the vesting or exercise of any equity awards until the minimum position requirement has been achieved.
Shares that will count toward achievement of the stock ownership guidelines include:
•
Shares owned outright (including employee stock purchase plan shares, shares obtained through stock option exercises, shares obtained upon vesting of restricted stock and RSUs and securities convertible into shares of common stock on an as-converted basis) by the executive officer or director or any of such person’s immediate family members residing in the same household;

•	Shares held in trust for the benefit of the executive officer or director or such person’s family;
•	Shares held in our employee benefit plans, including the 401(k) Savings Plan;
•	Shares of unvested restricted stock and RSUs; and
•	Shares of vested or unvested RSUs which are deferred under one of Stericycle’s deferred compensation plans, such as DSUs.
Compliance with these stock ownership guidelines is measured quarterly by our internal team responsible for handling executive compensation matters, and the results of such measurement are reported to the Compensation and Human Capital Committee at least once per year. On each measurement date, compliance is measured using each executive officer’s base salary then in effect, and the higher of the closing price of a share of our common stock on the measurement date and the average trailing 180-day trading price per share of our common stock on the Nasdaq Stock Market on such date.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
As disclosed earlier in this proxy statement, our directors, officers, consultants, independent contractors and employees of the Company and its subsidiaries are prohibited from (i) short selling our securities, including as part of an arbitrage transaction; (ii) other speculative trading in our securities or hedging of their ownership of our securities, including writing or trading in options, warrants, puts, and calls, prepaid variable forward contracts, equity swaps, collars, or exchange funds; (iii) other transactions that are designed to hedge or offset decreases in the price of our securities; or (iv) holding our securities in a margin account or otherwise pledging our common stock in any manner.
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CLAWBACK POLICY
As disclosed earlier in this proxy statement, in order to encourage sound financial reporting and enhance individual accountability, we have a clawback policy that allows us to recover from our executive officers certain performance-based compensation in certain circumstances. In September 2020, the Board made significant revisions to our clawback policy, which significantly expanded the employees covered and the circumstances under which we might recoup incentive compensation paid, granted, or awarded to such employees. The main elements of our clawback policy include:
Element	Our Clawback Policy
Covered Employees	Current or former Section 16 officers, Senior Vice Presidents and Vice Presidents
Type of Awards Covered	Cash bonuses, stock options, PSUs, and other equity awards, where the payment or award (or vesting) of the equity or other award is based in whole or in part on objective performance criteria
No Required Restatement of Financials
A restatement is not required to trigger the clawback policy; a recoupment may occur in other circumstances, such as violations of law or Company policy that result in significant financial harm to the Company

No Misconduct Required if There is a Restatement	Even if there was no misconduct by the employee, amounts may be recouped in a restatement situation
Financial Harm Trigger	Recoupment may occur if there has been a violation of law or Company policy that causes significant financial harm to the Company, even if no restatement has occurred
Oversight or Supervisory Failures as a Trigger	Recoupment may occur where the employee directly engaged in the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks
Public Disclosure
If there is any amount required to be reimbursed or cancelled pursuant to the clawback policy, the Company must disclose the amount of the reimbursement or cancellation and the underlying event triggering the reimbursement or cancellation in its proxy statement, as long as the underlying event has been publicly disclosed by the Company in an SEC filing

For additional information on our clawback policy, please see “Corporate Governance – Clawback Policy.”
Stericycle, Inc. - 2022 Proxy Statement  37

Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s executive management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Human Capital Committee
Mike S. Zafirovski, Chairman
Lynn D. Bleil
Thomas F. Chen
Stephen C. Hooley
James J. Martell
38  Stericycle, Inc. - 2022 Proxy Statement

2021 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation paid or earned for the fiscal years noted in the table by our NEOs:
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Cindy J. Miller President and Chief Executive Officer	2021	999,692	3,954,904	—	1,697,989	3,000	6,655,585
	2020	936,923	2,781,335	—	1,821,798	34,172	5,574,228
	2019	804,808	1,344,412	844,387	—	222,306	3,215,913
Janet H. Zelenka Executive Vice President, Chief Financial Officer and Chief Information Officer	2021	650,841	1,501,178	—	770,109	3,000	2,925,128
	2020	602,308	1,145,505	—	846,529	3,000	2,597,342
	2019	331,730	444,429	338,914	—	2,654	1,117,727
Daniel V. Ginnetti(5) Executive Vice President, International	2021	584,510	953,976	—	576,164	3,000	2,117,650
	2020	575,000	911,514	—	684,394	3,000	2,173,908
	2019	575,000	731,261	350,826	—	3,000	1,660,087
Kurt M. Rogers(6) Executive Vice President and General Counsel	2021	512,404	773,358	—	471,467	3,000	1,760,229
	2020	318,077	1,108,134	—	418,865	3,000	1,848,076
	2019	500,000	440,082	235,748	—	3,000	1,178,830
S. Cory White(7) Executive Vice President, Chief Commercial Officer	2021	463,399	759,905	—	417,020	3,000	1,643,324
	2020	440,000	599,941	—	707,497	97,344	1,844,782
(1)
The amounts shown represent the aggregate grant date fair value of RSU and PSU awards, determined in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the date of the grant. Because the performance-related component of the PSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total PSUs in each year of the three-year performance cycle. As a result, the PSU-related amounts for each year include: (a) for 2021, the sum of the grant date fair values under ASC 718, at target, of the 2021 performance year tranches of the PSUs granted in 2021, 2020 and 2019; (b) for 2020, the sum of the grant date fair values under ASC 718, at target, of the 2020 performance year tranches of the PSUs granted in 2020, 2019 and 2018; and (c) for 2019, the sum of the grant date fair values under ASC 718, at target, of the 2019 performance year tranches of the PSUs granted in 2019, 2018 and 2017.

      The grant date fair value of time-based RSUs and PSUs with a 2021 performance year tranche are as follows:
Name	Time-Based RSUs	Year 1 of 2021 PSUs	Year 2 of 2020 PSUs	Year 3 of 2019 PRSUs
Cindy J. Miller	$1,934,955	$813,566	$678,626	$527,757
Janet H. Zelenka	759,319	319,277	311,475	111,107
Daniel V. Ginnetti	452,772	190,373	195,090	115,741
Kurt M. Rogers	427,498	179,743	166,117	—
S. Cory White	380,472	159,953	163,935	55,545
      The maximum level of performance for Year 1 of the 2021 PSUs and for Year 2 of the 2020 PSUs is 150% (the three-year measurement period for the 2021 PSUs and the 2020 PSUs also includes a rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400), and for Year 3 of the 2019 PRSUs is the same as target. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2021 performance year tranche of the 2021 PSUs would be: Ms. Miller - $1,220,349; Ms. Zelenka - $478,916; Mr. Ginnetti - $285,560; Mr. Rogers - $269,615; and Mr. White - $239,930. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2021 performance year tranche of the 2020 PSUs would be: Ms. Miller - $1,017,939; Ms. Zelenka - $467,213; Mr. Ginnetti - $292,635; Mr. Rogers - $249,176; and Mr. White - $245,903.
      The grant date fair value of time-based RSUs and PSUs with a 2020 performance year tranche are as follows:
Name	Time-Based RSUs	Year 1 of 2020 PSUs	Year 2 of 2019 PRSUs	Year 3 of 2018 PRSUs
Cindy J. Miller	$1,574,952	$678,626	$527,757	—
Janet H. Zelenka	722,923	311,475	111,107	—
Daniel V. Ginnetti	452,800	195,090	115,741	$147,883
Kurt M. Rogers	942,017	166,117	—	—
S. Cory White	380,461	163,935	55,545	—

Stericycle, Inc. - 2022 Proxy Statement  39

      The maximum level of performance for Year 1 of the 2020 PSUs is 150% (the three-year measurement period for the 2020 PSUs also includes a rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400), and for Year 2 of the 2019 PRSUs and Year 3 of the 2018 PRSUs is the same as target. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2020 performance year tranche of the 2020 PSUs would be: Ms. Miller - $1,017,939; Ms. Zelenka - $467,213; Mr. Ginnetti - $292,635; Mr. Rogers - $249,176; and Mr. White - $245,903.
      The grant date fair value of time-based RSUs and PSUs with a 2019 performance year tranche are as follows:
Name	Time-Based RSUs	Year 1 of 2019 PRSUs	Year 2 of 2018 PRSUs	Year 3 of 2017 PRSUs
Cindy J. Miller	$816,617	$527,757	—	—
Janet H. Zelenka	333,322	111,107	—	—
Daniel V. Ginnetti	347,224	115,741	$147,883	$120,413
Kurt M. Rogers	233,329	77,776	74,882	54,095
      For the 2019 PRSUs, the 2018 PRSUs and the 2017 PRSUs, target performance and maximum performance are the same.
(2)
The amounts shown represent the aggregate grant date fair value of the awards for fiscal year 2019. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718, utilizing the assumptions discussed in Note 14 to our financial statements for the fiscal year ended December 31, 2019.

(3)
The amounts shown represent the gross amounts of the NEO’s annual cash incentive for the applicable fiscal year. In addition, for Mr. White in 2020, the amount shown includes $288,360 related to the successful execution of certain divestiture transactions.

(4)	The amounts shown for 2021 consist of the Company’s 401(k) matching contribution to each NEO.
(5)	Mr. Ginnetti, our former Chief Financial Officer, transitioned to become Executive Vice President of International in June 2019.
(6)	Mr. Rogers ceased employment with the Company in January 2020 and was subsequently rehired in March 2020.
(7)	Mr. White was not an NEO prior to 2020. As permitted by the SEC, because 2020 was Mr. White’s first year as an NEO, the compensation paid to him prior to 2020 is not included in this table.
40  Stericycle, Inc. - 2022 Proxy Statement

2021 Grants of Plan-Based Awards
The following table provides information about the plan-based awards for our NEOs during 2021.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Cindy J. Miller			45,228	1,292,229	2,300,168
	2021 RSUs	3/09/2021							28,556	1,934,955
	2021 PSUs	3/09/2021				2,181	11,634	21,814		813,566
	2020 PSUs	3/09/2021				2,333	12,445	23,334		678,626
	2019 PRSUs	3/09/2021				2,315	9,261	9,261		460,265
	2019 PRSUs	3/09/2021				340	1,358	1,358		67,492
Janet H. Zelenka			20,513	586,080	1,043,222
	2021 RSUs	3/09/2021							11,206	759,319
	2021 PSUs	3/09/2021				856	4,566	8,561		319,277
	2020 PSUs	3/09/2021				1,071	5,712	10,710		311,475
	2019 PRSUs	3/09/2021				592	2,366	2,366		111,107
Daniel V. Ginnetti			15,347	438,481	780,496
	2021 RSUs	3/09/2021							6,682	452,772
	2021 PSUs	3/09/2021				510	2,722	5,104		190,373
	2020 PSUs	3/09/2021				671	3,578	6,708		195,090
	2019 PRSUs	3/09/2021				596	2,382	2,382		115,741
Kurt M. Rogers			12,558	358,803	638,669
	2021 RSUs	3/09/2021							6,309	427,498
	2021 PSUs	3/09/2021				482	2,570	4,819		179,743
	2020 PSUs	3/09/2021				649	3,464	6,494		166,117
S. Cory White			11,108	317,367	564,913
	2021 RSUs	3/09/2021							5,615	380,472
	2021 PSUs	3/09/2021				429	2,287	4,289		159,953
	2020 PSUs	3/09/2021				564	3,006	5,637		163,935
	2019 PRSUs	3/09/2021				244	975	975		55,545
(1)
The Grant Date for the 2020 PSUs and the 2019 PRSUs represents the date on which the Compensation and Human Capital Committee established the performance goals for the 2021 performance year tranche for those PSUs.

(2)
These amounts consist of the threshold, target and maximum cash award levels set in 2021 under the annual cash performance bonus program. The amounts included in the threshold column reflect the payout if threshold performance were achieved at the minimum level required for any payout under one of the metrics, which was 3.5%. Please see “Compensation Discussion and Analysis” for further information regarding the annual cash performance bonus program.

(3)
The amounts shown at target represent one-third of the target number of units that may be earned under the terms of the award since performance targets are set annually and, as a result, one-third of the grant date fair value is recognized in each performance year, as further described in footnote (5) below. The earnout percentage for each of the three annual tranches of the 2019 PRSUs may range from 25% to 100% and vest ratably (if at all) on each anniversary of the grant over the three-year vesting period. The earnout percentage may range from 18.75% to 187.5% of the target PSUs granted in 2021 and in 2020. Any earned 2021 PSUs and 2020 PSUs will vest on the third anniversary of the grant date. Please see “Long-Term Equity Incentive Awards – PSUs for 2021” in “Compensation Discussion and Analysis” above.

(4)
The amounts represent the time-based RSUs granted to the NEOs in 2021, which vest in equal annual installments over three years, beginning on the first anniversary of the grant date, provided that in each case the executive is still employed by the Company on the vesting date (or if the executive is eligible for vesting under another provision described in the agreement, such as an eligible retirement event). Please see “Compensation Discussion and Analysis” for further information regarding these RSU grants.

(5)
The grant date fair value of each time-based RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the applicable grant date. Because the performance-related component of the PSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total PSUs in each year of the three-year performance cycle. For 2021, the grant date fair value of the PSUs, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date and the probable outcome of target performance of the 2021 performance year tranche for each of the 2021 PSUs, the 2020 PSUs and the 2019

Stericycle, Inc. - 2022 Proxy Statement  41

PRSUs. The maximum level of performance for Year 1 of the 2021 PSUs and Year 2 of the 2020 PSUs is 150%, however the three-year measurement period for each of the 2021 PSUs and the 2020 PSUs also includes a rTSR modifier that could add up to an additional 25% on the aggregate three-year results. With respect to the 2019 PRSUs, target performance and maximum performance are the same.
42  Stericycle, Inc. - 2022 Proxy Statement

2021 Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the outstanding equity awards held by the NEOs as of December 31, 2021.
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Cindy J. Miller						3/09/2021	28,556	1,703,080	38,566	2,300,076
						3/11/2020	20,364	1,214,509	46,108	2,749,881
	5/02/2019	9,373	4,686	57.25	5/02/2027	5/02/2019	1,359	81,051	1,358	80,991
	3/12/2019	16,568	24,849	48.59	3/12/2027	3/12/2019	7,203	429,587	9,261	552,326
	11/01/2018	36,235	24,156	50.78	11/01/2026	11/01/2018	4,464	266,233	—	—
Janet H. Zelenka						3/09/2021	11,206	668,326	15,135	902,651
						3/11/2020	9,348	557,515	21,162	1,262,102
	7/01/2019	16,326	8,162	46.96	7/01/2027	7/01/2019	2,366	141,108	2,366	141,108
Daniel V. Ginnetti						3/09/2021	6,682	398,514	9,024	538,191
	3/12/2019	—	8,218	48.59	3/12/2027	3/11/2020	5,855	349,192	13,255	790,528
	3/01/2018	17,163	11,442	62.04	3/01/2026	3/12/2019	2,382	142,062	2,382	142,062
	2/24/2017	147	—	82.93	2/24/2027	3/01/2018	2,861	170,630	—	—
	2/16/2017	19,995	4,998	83.35	2/16/2025	2/16/2017	1,000	59,640	—	—
	2/26/2016	508	—	115.54	2/26/2026
	2/05/2016	43,696	—	111.12	2/05/2024
	2/05/2016	899	—	111.12	2/05/2024
	2/06/2015	44,232	—	130.19	2/06/2023
	2/06/2015	768	—	130.19	2/06/2023
	8/01/2014	3,220	—	116.81	8/01/2022
	8/01/2014	4,280	—	116.81	8/01/2022
	2/11/2014	15,000	—	115.69	2/11/2022
	2/20/2013	14,550	—	95.87	2/20/2023
	2/13/2012	11,200	—	86.24	2/13/2022
Kurt M. Rogers						3/09/2021	6,309	376,269	8,520	508,133
						10/2/2020	8,559	510,459	—	—
						5/1/2020	5,668	338,040	12,832	765,300
S. Cory White						3/09/2021	5,615	334,879	7,582	452,190
						3/11/2020	4,920	293,429	11,138	664,270
	5/1/2019	6,730	3,365	56.95	5/1/2027	5/1/2019	976	58,209	975	58,149
Stericycle, Inc. - 2022 Proxy Statement  43

(1)
Options granted prior to 2019 vest in 20% increments on each of the first through fifth year anniversaries of the option grant date, and options granted in 2019 and 2020 vest in one-third increments on each of the first through third year anniversaries of the option grant date, except that options granted to Ms. Miller on March 12, 2019 vest over five years based on the terms of her offer letter.

(2)
Represents time-based RSUs. RSUs granted in 2017 and 2018 vest in 20% increments on each of the first through fifth year anniversaries of the date of grant, and RSUs granted in 2019, 2020 and 2021 vest in one-third increments on each of the first through third year anniversaries of the date of grant, except that RSUs granted in 2019 to Ms. Miller vest over five years based on the terms of her offer letter and RSUs granted to Mr. Rogers on October 2, 2020 cliff vest on April 1, 2023.

(3)	Market value is based on the share price of $59.64 as of December 31, 2021.
(4)
The numbers shown with grant dates in 2019 represent PRSUs, which vest, if at all, in three equal annual installments, based on annual performance goals related to the EPS Metric and ROIC Metric. There is no rTSR modifier for the 2019 grants and achievement cannot exceed 100%. The numbers shown with grant dates in 2020 and 2021 represent PSUs which will vest, if at all, on the third anniversary of the date of grant, to the extent performance goals related to the EPS Metric, ROIC Metric, and rTSR are achieved. The amounts shown reflect (a) with respect to the 2021 PSUs, the average of the actual results level for the 2021 performance year and the target level for the 2022 and 2023 performance years; (b) with respect to the 2020 PSUs, the average of the actual results level for the 2020 and 2021 performance years and the target level for the 2022 performance year; and (c) with respect to the 2019 PRSUs, the actual results level for the 2021 performance year.

44  Stericycle, Inc. - 2022 Proxy Statement

2021 Option Exercises and Stock Vested
The following table summarizes information regarding stock options exercised by the NEOs and time-based RSU and PRSU awards to the NEOs that vested during the fiscal year ended December 31, 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized on Vesting ($)(3)
Cindy J. Miller	—	—	26,792	1,856,663(4)(5)
Janet H. Zelenka	—	—	9,405	662,545(4)(5)
Daniel V. Ginnetti	16,436	1,250,343(6)	13,099	890,629(4)(5)
Kurt M. Rogers	—	—	2,834	216,178(4)
S. Cory White	—	—	4,409	317,606(4)(5)
(1)	Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.
(2)	Represents the number of time-based RSUs and PRSUs that vested during 2021.
(3)
Represents the market value of the shares issued in settlement of time-based RSU awards and PRSU awards on the date of the awards vested, calculated using the closing sale price reported on the Nasdaq Global Select Market on the vesting date.

(4)	The value realized upon vesting of time-based RSU awards was computed based on the following:
Name	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Cindy J. Miller	3/11/2021	10,182	$68.67	$699,198
	3/12/2021	2,401	$68.50	$164,469
	5/2/2021	1,358	$76.28	$103,588
	11/1/2021	2,232	$67.85	$151,441
Janet H. Zelenka	3/11/2021	4,673	$68.67	$320,895
	7/1/2021	2,366	$72.20	$170,825
Daniel V. Ginnetti	2/5/2021	595	$68.95	$41,026
	2/16/2021	1,000	$68.67	$68,670
	3/1/2021	1,430	$66.51	$95,109
	3/11/2021	2,927	$68.67	$200,997
	3/12/2021	2,382	$68.50	$163,167
Kurt M. Rogers	5/1/2021	2,834	$76.28	$216,178
S. Cory White	3/11/2021	2,459	$68.67	$168,860
	5/1/2021	975	$76.28	$74,373
(5)	The value realized upon vesting of PRSU awards was computed based on the following:
Name	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Cindy J. Miller	3/12/2021	9,261	$68.50	$634,379
	5/2/2021	1,358	$76.28	$103,588
Janet H. Zelenka	7/1/2021	2,366	$72.20	$170,825
Daniel V. Ginnetti	3/1/2021	2,383	$66.51	$158,493
	3/12/2021	2,382	$68.50	$163,167
S. Cory White	5/1/2021	975	$76.28	$74,373
(6)	The value was computed as described in footnote (1) above and was based on the following:
Name	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
Daniel V. Ginnetti	6/7/2021	16,436	$76.07	$48.59
Stericycle, Inc. - 2022 Proxy Statement  45

Potential Payments Upon Termination or Change in Control
The Board adopted a plan for executive severance, including but not limited to following a change in control, which went into effect on September 1, 2016 and was amended effective January 1, 2020. For further discussion of the executive severance plan, see “Executive Severance and Change in Control Plan” in the “Compensation Discussion and Analysis” section above.
Additionally, the Company’s long-term incentive plans and award agreements provide for the following treatment of awards:
•
Upon a change in control, stock options and time-based RSU awards that were granted in 2018 or later will vest in full and PRSU or PSU awards will vest at target level and any restrictions on shares underlying the awards shall lapse if the employee terminates involuntarily and for good reason within 24 months of the change in control. Awards granted before 2018 do not require a termination of employment in order to vest upon change in control; however, this single trigger provision was eliminated beginning with the 2018 awards and does not apply to any of the grants awarded to the Chief

Executive Officer or to seven of the eight executive team members. The awards that continue to vest with the single trigger provision will complete vesting by the end of 2022 and include only the fifth tranche of the 2017 awards.
•
Upon a termination of employment due to death or disability, stock options and time-based RSU awards will vest in full and PRSU awards will vest at target level, without regard to satisfaction of performance targets. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) the first anniversary of the executive’s death or (ii) the option’s expiration date.

•
For terminations of employment other than by reason of death or disability, any unvested portion of an award shall lapse and be cancelled as of the executive’s termination date. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) 90 days after the executive’s termination date or (ii) the option’s expiration date.

Payments upon a Termination Following a Change in Control
Name	Severance(1) ($)	Annual Incentive(2) ($)	Stock Options(3) ($)	RSUs/ PSUs(4) ($)	Continued Welfare and Other Benefits(5) ($)	Total ($)
Cindy J. Miller	6,900,687	1,697,989	499,803	8,635,991	25,000	17,759,470
Janet H. Zelenka	2,484,660	770,109	103,494	3,346,937	46,652	6,751,852
Daniel V. Ginnetti	2,049,962	576,164	90,809	2,389,298	48,992	5,155,225
Kurt M. Rogers	1,747,606	471,467	—	2,304,370	46,652	4,570,095
S. Cory White	1,569,234	417,020	9,052	1,691,808	48,992	3,736,106
Payments upon a Termination other than for Cause, Disability or Death (Without a Change in Control)
Name	Severance(6) ($)	Annual Incentive(2) ($)	Stock Options ($)	RSUs/ PSUs ($)	Continued Welfare and Other Benefits(5) ($)	Total ($)
Cindy J. Miller	4,600,458	1,697,989	—	—	25,000	6,323,447
Janet H. Zelenka	1,242,330	770,109	—	—	46,652	2,059,091
Daniel V. Ginnetti	1,024,981	576,164	—	—	48,992	1,650,137
Kurt M. Rogers	873,803	471,467	—	—	46,652	1,391,922
S. Cory White	784,617	417,020	—	—	48,992	1,250,629
(1)
In accordance with the Executive Severance and Change in Control Plan (the “Executive Severance Plan”), amounts in this column represent severance payments equal to three times for Ms. Miller and two times for the other NEOs, which are the sum of the executive officer’s base salary and target annual incentive.

(2)
In accordance with the Executive Severance Plan, the executive will receive a prorated annual incentive for the year in which the termination occurs, calculated based on actual performance during the year.

(3)
Stock options will vest in full (i) for stock options held by Mr. Ginnetti that were granted prior to 2018, upon a change in control regardless of a termination; (ii) for the stock options held by Mr. Ginnetti that were granted during or after 2018, and for all stock options held by the other NEOs, if the NEO’s employment is terminated involuntarily or he or she terminates employment for good reason within 24 months of a change in control; or (iii) upon death. The value shown for stock options was determined by multiplying the number of unvested stock options by the difference between the closing stock price of $59.64 per share on December 31, 2021 and the exercise price of the unvested stock options.

46  Stericycle, Inc. - 2022 Proxy Statement

(4)
Time-based RSUs will vest in full and PRSUs will vest at target level (i) for RSUs and PSUs held by Mr. Ginnetti that were granted prior to 2018, upon a change in control regardless of a termination; (ii) for RSUs and PSUs held by Mr. Ginnetti that were granted during or after 2018, and for all RSUs and PSUs held by the other NEOs, if the NEO’s employment is terminated involuntarily or he or she terminates employment for good reason within 24 months of a change in control; or (iii) upon death. The value shown for RSUs was determined by multiplying the closing stock price of $59.64 per share on December 31, 2021 by the number of unvested RSUs and PSUs that would vest upon the triggering event.

(5)
In accordance with the Executive Severance Plan, amounts in this column represent $25,000 in outplacement services plus the amount that would be paid by the company for the continuation of medical, dental, and vision insurance for a period of 18 months should the NEO elect COBRA coverage for these benefits based on their benefit elections in place on December 31, 2021.

(6)
In accordance with the Executive Severance Plan, amounts in this column represent severance payments equal to two times for Ms. Miller and one time for the other NEOs the sum of the executive officer’s base salary and target annual incentive.

Stericycle, Inc. - 2022 Proxy Statement  47

Non-Qualified Deferred Compensation
Our Board adopted the Plan effective for deferrals of compensation on and after April 1, 2017. The Plan applies to directors, management and highly compensated employees of Stericycle, or an applicable Company subsidiary. The Plan is unfunded and designed to be a non-qualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the Elective Deferral Contributions and may credit the participant’s account with the Company Discretionary Contributions. Participants may defer up to 80% of salary, bonus, and commissions. Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant). Participants may change investment choices daily.
The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to 15 years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.
The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause.
None of the NEOs elected to participate in the Plan in 2021 or prior years, nor are any of them currently a participant in the Plan.
Chief Executive Officer Pay Ratio for 2021
We are required to disclose (i) the median of the annual total compensation of our employees (other than our Chief Executive Officer), (ii) the annual total compensation of our Chief Executive Officer, and (iii) the corresponding pay ratio.
We believe our pay ratio is a reasonable estimate, calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Under the pay ratio rule, a company is required to identify its median employee only once every three years so long as during the last completed fiscal year there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. During 2021, we did not experience any changes in our employee population or employee compensation arrangements that we reasonably believed would result in a significant change to our pay ratio disclosure, and therefore we used the median employee identified for purposes of the 2019 pay ratio calculation. Further, because we did not experience any changes in our employee population or employee compensation arrangements during 2021 that we reasonably believe would result in a significant change to our pay ratio disclosure, we believe it is reasonable to continue to use the same median employee for purposes of calculating the pay ratio disclosure in this proxy statement.
We identified the median employee using our employee population as of December 1, 2019, and we excluded certain employees utilizing the de minimis exception permitted by the pay ratio rule. The consistently applied compensation measure that we used to identify the median employee from that population was base salary paid during 2019.
For 2021, we calculated the median employee’s annual total compensation in the same manner as the Chief Executive Officer in the Summary Compensation Table, except that for both the median employee compensation and Chief Executive Officer compensation we included the Company’s portion of health care insurance premiums. For the Chief Executive Officer, this amount was zero in 2021 because she declined to participate in medical coverage provided by the Company. For 2021, the total compensation for our Chief Executive Officer, Ms. Miller, was $6,655,585 as reported in the Summary Compensation Table. The total compensation for our median employee rose over 12% during 2021 from 2020, of which 98% was due to an increase in salary and wages, which is representative of the financial investment that Stericycle made during 2021 for its hourly workforce.
Our median employee compensation was $60,304. Our Chief Executive Officer compensation for Chief Executive Officer pay ratio purposes was $6,655,585. Accordingly, our Chief Executive Officer to median employee pay ratio is 110:1.
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ITEM 3  Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2022
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
In considering Ernst & Young’s appointment for the 2022 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:
•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2021 fiscal year, including its ability to meet deadlines and respond quickly;
•
Ernst & Young’s capability and expertise in handling engagements with the breadth and complexity of our operations, including its approach to resolving significant accounting and auditing matters and consultations with the firm’s national office;

•	The qualification and experience of key members of the engagement, including the lead audit partner;
•	The adequacy of information provided on accounting issues, auditing issues and regulatory developments;
•	The timeliness and quality of Ernst & Young’s communication with the Audit Committee, including communications regarding the conduct of the audit and with respect to issues identified in the audit;
•	External data on audit quality and performance, including the most recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms, and management feedback;
•	The appropriateness of Ernst & Young’s fees, on both an absolute basis and as compared to its peer firms; and
•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.
Ernst & Young has served as our independent registered public accounting firm since 1991. The Audit Committee is responsible for the audit fee negotiations associated with our Company’s retention of Ernst & Young. In order to assure continued auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young’s new lead engagement partner. The current lead audit partner was appointed in 2021.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider its appointment.
We are asking our stockholders to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young to our stockholders as a matter of good corporate governance. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as our Company’s independent registered public accounting firm is in the best interests of our Company and its stockholders.
The Board of Directors recommends a vote “FOR” ratification of Ernst & Young as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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FEES PAID TO INDEPENDENT AUDITORS
The following table shows the aggregate fees paid to Ernst & Young by us for the services it rendered during the fiscal years ended December 31, 2021 and December 31, 2020.
Description of Fees	FY 2021	FY 2020
Audit Fees(1)	$6,206,190	$7,312,700
Audit-Related Fees(2)	338,500	—
Tax Fees(3)	28,850	147,860
All Other Fees(4)	8,610	2,000
TOTAL	$6,582,150	$7,462,560
(1)
Includes fees for the audits of annual consolidated financial statements and internal control over financial reporting, reviews of interim financial statements included in our quarterly reports on Form 10-Q, and assistance with and review of certain documents and letters filed with the SEC.

(2)	Includes fees related to transaction audit and integration services.
(3)	Includes fees related to tax compliance, tax advice and tax planning services.
(4)	Includes fees related to access to online research tools.
AUDIT COMMITTEE PRE-APPROVAL POLICIES
In accordance with policies adopted by the Audit Committee, all audit and non-audit related services to be performed for us by the independent registered public accounting firm must be approved in advance by the Audit Committee. All the services Ernst & Young performed for us during 2021 and 2020 were pre-approved by the Audit Committee.
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Audit Committee Report
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee also assists the Board of Directors in its oversight of enterprise risks, including risks related to information security and business continuity. The Audit Committee operates pursuant to a written charter, which is available on the Company’s investor relations website, investors.stericycle.com. The Audit Committee is comprised of five directors, all of whom are independent and two of whom (Brian P. Anderson, the Chairman, and Kay G. Priestly), have been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission.
In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with United States generally accepted accounting principles, and that it is the responsibility of the Company’s independent auditor to audit those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent registered public accounting firm.
In carrying out our oversight responsibility, we review and discuss with both management and the independent auditor all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and the independent auditor the quarterly and annual financial statements for the fiscal year ended December 31, 2021. Our reviews and discussions with the independent auditor included discussions of the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including among other items, the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from management and the Company. The Audit Committee considered the compatibility of non-audit services with Ernst & Young’s independence.
The Audit Committee discussed with management significant risks and exposures identified by management, the internal auditors or Ernst & Young, and management’s steps to address such risks. In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including with respect to the Company’s system deployments, staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.
The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held 12 meetings during fiscal year 2021.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers a variety of factors, including: candor and insight provided to the Audit Committee; proactivity; ability to meet deadlines and respond quickly; feasibility and benefits of audit firm and lead partner rotation; content, timeliness and practicality of the audit firm’s communications with management; adequacy of information provided on accounting issues, auditing issues and regulatory developments; timeliness and accuracy of all services presented to the Audit Committee for pre-approval and review; management feedback; lead partner performance; comprehensiveness of evaluations of internal control structure; the overall quality and efficiency of the services provided by the auditors; the auditors’ global capabilities; and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner as part of its oversight activities. The Audit Committee bases its selection of the lead audit partner on the Audit Committee’s interactions with prospective candidates, assessment of their professional experience, and input received from the independent auditor and management. In selecting and approving the lead audit partner, management and the Audit Committee interviewed proposed candidates, and, after discussing the desired qualifications of the lead audit partner, the Audit Committee approved the selection of the current lead audit partner of the Company beginning with the 2021 audit. Based on these evaluations, the Audit Committee has retained Ernst & Young as the Company’s independent auditor for 2022. Ernst & Young has been the independent auditor for the Company since 1991. The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the independent auditors.
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Based on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Audit Committee
Brian P. Anderson, Chairman
Veronica M. Hagen
Stephen C. Hooley
Kay G. Priestly
James L. Welch
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ITEM 4 Stockholder Proposal Entitled Special Shareholder Meeting Improvement
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has advised that he is a beneficial owner of 50 shares of our common stock and has submitted the following resolution for consideration by stockholders:
Proposal 4 – Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.
Currently it takes a theoretical 25% of all shares outstanding to call for a special shareholder meeting. A red flag needs to be attached to this 25% figure. There are vast expanses of Stericycle stock that are not qualified to be part of this theoretical 25% of all shares outstanding.
This theoretical 25% of all shares outstanding translates into 34% of the shares that vote at our annual meeting. It would be hopeless to think that shares that do not have time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.
And it goes downhill from here for shareholders. All shares held for less than one full year are 100% disqualified from formal participation in calling for a special shareholder meeting. Thus the shareholders who own 34% of the shares that vote at the annual meeting could determine that they own 44% of Stericycle stock when length of stock ownership is factored out.
And then all SRCL shares not held long are 100% disqualified. Thus the shareholders who own 44% of SRCL stock could determine that they own close to 50% of SRCL stock when their shares not held long are included.
A 25% stock ownership requirement that can in practice be close to a 50% stock ownership requirement is nothing for management to brag about.
Under the current rule potential shareholders with profitable ideas for management are thus discouraged from buying SRCL stock because they will not be full-fledged shareholders until a year later when the opportunity window has then been taken by the competition.
Please vote yes:
Special Shareholder Meeting Improvement – Proposal 4
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THE COMPANY’S STATEMENT IN OPPOSITION
The Board has again carefully considered this proposal and believes this proposal is unnecessary and not in the best interests of the Company or its stockholders. The Board regularly reviews the Company’s governance practices and believes that we have solid and efficient mechanisms in place to allow stockholders to communicate with the Board and bring items to its attention, including at annual and special stockholders’ meetings. Company leaders also meet regularly with stockholders to discuss our strategy, operational performance and business practices and share perspectives on corporate governance, executive compensation, sustainability matters and other topics. Consequently, the Board recommends that you vote “AGAINST” this proposal for the reasons described below.
Stericycle’s current special meeting ownership threshold, along with stockholders’ ability to act by written consent, appropriately balance strong governance protocols that provide our stockholders with a meaningful voice to communicate their priorities with protecting the interests of long-term stockholders.
We provide stockholders with (i) the right to call a special meeting if they have held at least 25% of our outstanding shares for one year or more, and (ii) the right to act by written consent without a meeting. The current special meeting ownership requirement strikes a balance between providing stockholders with the ability to call a special meeting, while protecting against small minority stockholders using special meetings for potentially narrow, short-term interests. Additionally, convening a special meeting of stockholders is a significant undertaking that requires a substantial commitment of time from the Board and management as well as the Company’s financial resources. Because of these burdens and costs, special stockholder meetings should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns. Moreover, under Rule 14a-8 of the Exchange Act, stockholders with even minimal holdings can already present proposals, such as this one, at annual meetings rather than impose the significant financial and administrative burdens on the Company and its management.
The Board also believes that the current 25% stock ownership threshold is more appropriate than the requested 10% threshold based on the practices of other S&P 500 companies. Based on the Company’s research, we believe that, as of the beginning of October 2020, approximately 33% of S&P 500 companies did not permit stockholders to call special meetings, and only 26% of S&P 500 companies have a stock ownership threshold below 25%. Based on this information, the Board believes our ownership threshold of 25% is at least as shareholder friendly as the threshold applicable to approximately 74% of S&P 500 companies.
Further, the proponent suggests that the ownership threshold may be higher if the required one-year holding period is taken into account and that one of the main purposes of the proposal is to give shareholders the right to call a special shareholder meeting regardless of their length of stock ownership. However, the holding period requirement reduces the potential for short-term-oriented stockholders to disrupt the long-term-oriented stockholder value we strive to create. The current right of stockholders to call a special meeting if they have held at least 25% of our outstanding shares for one year or more allows for stockholders to call a special meeting when extraordinary matters arise, without enabling a minority of stockholders that have not held a financial stake in our company for a meaningful period of time to call unnecessary or duplicative meetings for less significant matters. If the nominal one-year holding requirement is eliminated as suggested by the proponent’s proposal, the Company could be subject to regular disruptions by short-term, special-interest stockholders with agendas that are not in the best interests of the long-term stockholders or the Company, and would increase the potential for misuse of the special meeting right. It would also divert our Board’s and management’s attention from their primary focus of leading and operating our business, which could potentially operate against the best interests of our stockholders overall, in order to serve the narrow interests of the stockholders requesting a special meeting.
Therefore, we believe that our existing ownership threshold and holding period promotes and protects the long-term interests of our stockholders, and at the same time gives stockholders the ability to call a special meeting to vote on important matters.
Stericycle is committed to stockholder engagement and sound governance practices.
Active stockholder engagement and responsiveness to stockholder feedback are important to both our Board and management. As a result, Company leaders meet regularly with stockholders to discuss our strategy, operational performance and business practices. We also meet with stockholders to share perspectives on corporate governance, executive compensation and sustainability matters, among other topics. We believe this stockholder engagement provides a meaningful avenue for our stockholders to communicate their priorities to our Board and management.
The Board also believes this proposal should be viewed in the context of the Company’s sound corporate governance practices. For example, in addition to providing stockholders the ability to call special meetings, we maintain other robust governance practices that promote Board accountability, including:
•	our stockholders can act by written consent;
•	our stockholders have a proxy access right that permits them to include their director nominees in our proxy statement;
•	our directors are elected annually with a majority voting standard in uncontested elections;
•	our Chairman of the Board is an independent director;
54  Stericycle, Inc. - 2022 Proxy Statement

•	there are no supermajority voting provisions; and
•	our stockholders may submit other business to be voted on at annual meetings, and may submit proposals to be included in the Company’s proxy statement.
We strongly believe that this commitment to ongoing dialogue with our stockholders, together with our sound corporate governance practices, protect stockholders’ rights without the expense and risk associated with a lower special meeting threshold.
In considering this proposal, the Board also noted that a similar proposal was submitted by the proponent at our 2021 Annual Meeting of Stockholders and approximately 74% of the votes cast by our stockholders were voted against that proposal.
For the reasons set forth above, the Board believes the proposal is both unnecessary and not in the Company or its stockholders’ best interests.
Therefore, your Board of Directors recommends that you vote “AGAINST” this proposal.
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ITEM 5 Stockholder Proposal Related to a Civil Rights Audit
The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, D.C. 20001, has advised that it is a beneficial owner of at least $2,000 of our common stock and has submitted the following resolution for consideration by stockholders:
RESOLVED: That shareholders of Stericycle, Inc., urge the Board of Directors to oversee a third-party audit analyzing the adverse impact of Stericycle’s policies and practices on the civil rights of company stakeholders, above and beyond legal and regulatory matters, and to provide recommendations for improving the Company’s civil rights impact. Input from civil rights organizations, employees, customers, and other stakeholders should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on Stericycle’s website.
SUPPORTING STATEMENT:
Racial justice concerns together with the disproportionate impacts of COVID-19 have focused public and policy maker attention on civil rights, gender and racial equity issues. Stericycle’s 2021 Corporate Social Responsibility report details an Equity Task Force and the creation of employee resource groups “supporting women, Black or African Americans, LatinX, Veterans, and the LGBTQ+ community.” CEO Cindy Miller also signed the CEO Action for Diversity & Inclusion Pledge.
Noteworthy, however it remains unclear how effective these practices are based on Stericycle’s reporting. For example, Stericycle discloses 53% of its U.S. workforce is non-white and provides the racial and ethnic composition of recent hiring and promotion, but does not report its EEO-1 data, detailing positions held by these groups (despite providing a snapshot of gender diversity in management ranks). This is particularly significant given the inherent dangers for operation-level employees in the handling, transporting and treatment of regulated waste, such as, hazardous medical materials. Without greater disclosure it is difficult for investors to gauge Stericycle’s stated commitment to “the advancement of historically marginalized groups.”
The civil rights impact of Stericycle’s facilities also warrants further disclosure, given the history of environmental racism in the waste industry.1 Stericycle operates ten incinerators for “Hospital, Medical, and Infectious Waste” (HMIW) – a source of potential air pollution. In January 2021, for example, Stericycle announced a $2.6 million settlement with the Environmental Protection Agency and Department of Justice over allegations of nitrogen oxide pollution at its HMIW incinerator in North Salt Lake, Utah. The facility is the subject of a long-running environmental controversy, even attracting the attention of famed activist, Erin Brockovich. From a recent study, we know 79% of the country’s municipal solid waste incinerators are located in low-income communities and/or communities of color;2 however, Stericycle investors lack disclosure concerning the sociodemographic composition of communities surrounding Stericycle’s HMIW incinerators, or how, if at all, Stericycle is considering civil rights in locating and operating facilities.
We urge Stericycle to assess its behavior through a civil rights lens to obtain a complete picture of how it contributes to social and economic inequality and avoid adverse impacts on its stakeholders.
[1]	https://www.washingtonpost.com/climate-environment/interactive/2021/environmental-justice-race/
[2]	https://www.eesi.org/articles/view/qa-addressing-the-environmental-justice-implications-of-waste
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THE COMPANY’S STATEMENT IN OPPOSITION
The Board has carefully considered this proposal and believes that this proposal is unnecessary and is not in the best interests of our stockholders. Consequently, the Board recommends a vote “AGAINST” this proposal for the reasons described below.
We are committed to respecting human rights and to ensuring everyone is treated with dignity and respect in all the jurisdictions within which we operate. We work every day to put people first—by being a force for safety, equity, opportunity, creating an inclusive and diverse work environment and respecting the human rights, including the civil rights, of everyone whose lives we touch.
We already fulfill the objectives of the proposal in several ways, including through impact and risk assessments, active governance and Board oversight, engagement with our communities and key stakeholders, and regular, transparent public reporting. We believe our current framework for the implementation and oversight of our human rights commitments and stewardship is more effective than the broad and unfocused audit requested by the proposal.
Focus on Diversity, Equity and Inclusion (“DEI”) in our Workforce
Acknowledging that a diverse and inclusive workforce is a key element of long-term business sustainability, we continue to focus on DEI with the goal of developing a workforce that represents the customers and communities we serve. During 2021, we expanded the name of our Compensation Committee to the Compensation and Human Capital Committee, and we clarified the Committee’s charter to include responsibility for regular review of management’s policies and strategies relating to our human capital management strategy and function, including those relating to human rights, recruiting, retention, talent development, culture, diversity, equity, and inclusion.
Stericycle has invested in our enterprise resource planning system, which enhances our technological capabilities with respect to information gathering, documentation and reporting of many facets of the operation, including DE&I. This ready access to data and information improves our ability to be transparent in our reporting obligations.
Our Code of Conduct also specifically prohibits discrimination or otherwise limiting employees’ opportunities to contribute or advance based on age; race; color; religion; national, ethnic or social origin; ancestry; sex/gender; gender identity/expression; sexual orientation; marital/parental status; religion; pregnancy/childbirth or related conditions; disability or medical condition; genetic information; military or veteran status; or other protected categories.
Our Code of Conduct and Anti-Corruption policies work in support of global legislation to support our entire value chain such that all people in that chain are treated with dignity, respect and that their human rights and freedom of association rights are also respected.
Stericycle currently has six Employee Resource Groups (ERG) supporting Women, Black or African Americans, Latino/a/x, Veterans, Young Professionals and the LGBTQ+ (lesbian, gay, bisexual, transgender and queer) communities. Our ERGs promote inclusivity, personal and professional development, and community outreach. Collectively, they have a shared goal to drive our diversity and inclusion efforts forward. Additionally, our Human Resources team is developing a diversity and inclusion learning series for ERG members and the greater Stericycle workforce, which is expected to launch in Summer 2022.
Stericycle engaged in many activities during 2021 that further demonstrate our ongoing commitments to diversity, equity and inclusion, including the following:
•	We expanded our on-going market-based compensation analyses to include assessing pay equity factors.
•	We hosted a 12-event, virtual International Women’s Summit attended by more than 1,000 team members.
•	We expanded our parental leave program, which provides paid parental leave following a child’s birth, adoption, legal or foster care placement.
•	We formalized the Supplier Diversity Program and verified minority status of our vendor base.
Our Talent Acquisition team partners with numerous national and local organizations to support the advancement of DEI and identify diverse talent. As a result of our recruiting efforts, approximately 58% of all U.S.-based hires in 2021 were racially or ethnically diverse. As we closed 2021, 52% of our team members are from federally designated racial or ethnic minority categories in the United States.
To publicly reinforce our commitment, our CEO, Cindy Miller, signed the CEO Action for Diversity & Inclusion Pledge. This is the largest CEO-driven business commitment to advance diversity and inclusion in the workplace, with approximately 2,000 CEOs participating across all industries and geographies.
With respect to the operation of our incinerator facilities, Stericycle currently operates seven Hospital, Medical, and Infectious Waste Incinerators (HMIWI) in the United States. Stericycle’s incinerators are subject to more stringent emissions standards compared to other commercial waste incinerators. Our facilities are generally smaller and have an overall lesser impact to the surrounding environment. We continue to innovate and invest in the latest technologies in our facilities benefitting both our employees and the communities where we operate. The settlement at our Utah facility referenced by the Teamsters relates to a notice of violations issued approximately nine years ago, which was settled without any admission of fault by Stericycle. Subsequent assessments have demonstrated that there was minimal human health risk associated with exposure to the emissions at issue in those alleged violations.
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Moreover, in 2020, the Board formed an additional Committee of the Board of Directors, now titled the Operations, Safety and Environmental Committee, which has oversight responsibility for, among other things, environmental compliance, environmental sustainability and climate change matters. This Committee receives regular updates from leadership regarding the Company’s operations and environmental matters.
For the reasons set forth above, the Board believes the proposal is both unnecessary and not in the Company or its stockholders’ best interests.
Therefore, your Board of Directors recommends that you vote “AGAINST” this proposal.
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GENERAL INFORMATION
WHY DID I RECEIVE THIS PROXY STATEMENT AND OTHER MATERIALS?
The Board is soliciting proxies to vote shares of our common stock at the Annual Meeting to be held on Thursday, May 26, 2022, at 8:30 a.m. Central Time, at www.virtualshareholdermeeting.com/SRCL2022.
This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2021), are first being made available to stockholders on or about April 14, 2022. Although both are made available together, our annual report to stockholders is not part of this proxy statement.
WHAT WILL STOCKHOLDERS VOTE ON AT THE ANNUAL MEETING?
Stockholders will vote on the following matters at the Annual Meeting:
•	election to the Board of the nine nominees for director named in this proxy statement (Item 1);
•	an advisory vote to approve executive compensation (the “say-on-pay” vote) (Item 2);
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (Item 3);
•	a stockholder proposal entitled Special Shareholder Meeting Improvement, if properly presented at the Annual Meeting (Item 4); and
•	a stockholder proposal related to a civil rights audit, if properly presented at the Annual Meeting (Item 5).
WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?
The Board recommends that you vote your shares:
•	FOR each of the nine nominees for election to the Board (Item 1);
•	FOR the advisory vote to approve executive compensation (Item 2);
•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (Item 3);
•	AGAINST the stockholder proposal entitled Special Shareholder Meeting Improvement (Item 4); and
•	AGAINST the stockholder proposal related to a civil rights audit (Item 5).
WHO MAY VOTE AT THE ANNUAL MEETING?
Only stockholders of record as of the close of business on March 31, 2022 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.
As of the close of business on the record date of March 31, 2022, there were 92,086,818 shares of our common stock issued and outstanding.
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WHY DID I RECEIVE ONLY A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF RECEIVING A FULL SET OF PRINTED PROXY MATERIALS?
In accordance with the “notice and access” rules of the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the internet, and accordingly, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 14, 2022. This Notice contains instructions on how to access our proxy materials over the internet, how to request a printed or electronic copy of these materials and how to vote by internet, telephone, or mail. The voting facilities over the internet or by telephone will remain open until 11:59 p.m. Eastern Time on May 25, 2022. You may also vote during the Annual Meeting at www.virtualshareholdermeeting.com/SRCL2022. The Notice is not a proxy card and cannot be used to vote your shares.
WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?
If your shares are registered directly in your name with our stock registrar and transfer agent, EQ Shareowner Services, you are considered the stockholder of record for those shares and have the right to vote those shares directly.
If your shares are held in an account at a brokerage firm, bank, or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.
As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares online at the Annual Meeting unless you obtain a valid proxy from your broker.
IF I AM A STOCKHOLDER OF RECORD, HOW DO I VOTE?
You may vote in several ways. You may vote by proxy over the internet by following the instructions provided in the Notice. In addition, if you request copies of our proxy materials in printed form, you may vote by telephone by following the instructions on the proxy card, or by completing and signing the proxy card and returning it in the postage-paid envelope provided. You may also vote online during the Annual Meeting through the link:
www.virtualshareholdermeeting.com/SRCL2022. The 16-digit control number provided on your Notice or proxy card is necessary to access this site. See below for instructions on voting if your shares are held through a third party.
IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I INSTRUCT MY BROKER HOW TO VOTE?
If you are a beneficial owner of our common stock, the Notice was forwarded to you by your broker. You may instruct your broker how to vote over the internet or by telephone by following the instructions provided by your broker.
In addition, if you request copies of our proxy materials in printed form, you may instruct your broker how to vote by completing and signing the voting instruction card included in the materials and returning it in the postage-paid envelope provided.
WHAT HAPPENS IF I AM A STOCKHOLDER OF RECORD AND SIGN AND RETURN THE PROXY CARD BUT DO NOT MAKE ANY VOTING CHOICES?
The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1 through 5 described in this proxy statement. See “What Are the Board’s Voting Recommendations?” above.
We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.
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WHAT HAPPENS IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER?
Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on “routine” matters but may not vote those shares on “non-routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (Item 3) is considered a routine matter under the relevant rules. All the other items to be voted on (Items 1, 2, 4 and 5) are considered non-routine matters.
A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature. Broker non-votes will not have any effect on the result of the vote when they occur. There will not be any broker non-votes on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (Item 3) because brokers will have discretionary authority to vote on this matter.
WHAT IS THE QUORUM REQUIRED FOR THE ANNUAL MEETING?
Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the Annual Meeting.
If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.
WHAT ARE MY CHOICES IN VOTING ON THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING?
On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.
On Item 2 (the say-on-pay vote), Item 3 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022), Item 4 (the stockholder proposal entitled Special Shareholder Meeting Improvement) and Item 5 (the stockholder proposal related to a civil rights audit), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.
WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING?
•
Item 1 (election of directors): Each nominee for election as a director will be elected by the vote of a majority of the votes cast and therefore must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the result of the vote.

•
Item 2 (the say-on-pay vote): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

•
Item 3 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Brokers will have discretionary authority to vote on Item 3, and therefore, there will not be any broker non-votes on this matter.

•
Item 4 (the stockholder proposal entitled Special Shareholder Meeting Improvement): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

•
Item 5 (the stockholder proposal related to a civil rights audit): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

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CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
If you are a stockholder of record, you may change your vote by voting again over the internet or by telephone (before those voting facilities are closed as noted under “Why Did I Receive Only a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of Receiving a Full Set of Printed Proxy Materials?”). If you are a stockholder of record, you may also change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card. In addition, you may revoke your proxy by attending the Annual
Meeting online and voting again. Attendance at the online meeting will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 2355 Waukegan Road, Bannockburn, Illinois 60015.
If you are a beneficial owner of shares held in street name, you may revoke your proxy by following the instructions provided by your broker.
HOW CAN I FIND OUT THE VOTING RESULTS OF THE ANNUAL MEETING?
The preliminary voting results will be announced at the Annual Meeting, if available. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K which we will file with the SEC within four business days following the Annual Meeting.
WHO IS PAYING FOR THE COST OF THIS PROXY SOLICITATION?
We will bear the cost of this proxy solicitation. We have retained Georgeson LLC (“Georgeson”) to help us solicit proxies. We will pay Georgeson a base fee of $20,000 plus reasonable expenses for its services. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail, or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our common stock.
MULTIPLE INDIVIDUALS RESIDING IN MY HOME ARE BENEFICIAL OWNERS OF STERICYCLE COMMON STOCK. WHY DID WE RECEIVE ONLY ONE SET OF PROXY MATERIALS?
We are sending only one envelope with multiple Notices to you if you share a single address with another stockholder unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. If you currently receive multiple Notices, you can request householding by contacting our Investor Relations as described above. If you own your shares through a broker, you can request householding by contacting the holder of record.
WHY IS THE ANNUAL MEETING VIRTUAL AND CAN I SUBMIT QUESTIONS?
Hosting a virtual Annual Meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world. Stockholders may submit questions during the Annual Meeting at: www.virtualshareholdermeeting.com/SRCL2022.
Management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions, you may type them in the dialog box provided at any point during the meeting until the floor is closed to questions. For technical assistance on the day of the Annual Meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
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STOCK OWNERSHIP
Stock Ownership by Directors and Officers
The following table provides information about the beneficial ownership of shares of our common stock as of March 31, 2022 by (i) each of our directors and director nominees, (ii) each of our NEOs listed in the Summary Compensation Table herein, and (iii) all of our directors and executive officers as a group:
	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors and Director Nominees
Robert S. Murley(3)	20,501	*
Cindy J. Miller(4)	117,559	*
Brian P. Anderson	15,941	*
Lynn D. Bleil	31,106	*
Thomas F. Chen	36,981	*
J. Joel Hackney, Jr.	6,887	*
Veronica M. Hagen	8,718	*
Stephen C. Hooley	10,536	*
James J. Martell	4,283	*
Kay G. Priestly	8,718	*
James L. Welch	4,283	*
Mike S. Zafirovski	46,380	*
NEOs
Janet H. Zelenka	29,857	*
Daniel V. Ginnetti	186,168	*
Kurt M. Rogers	8,025	*
S. Cory White	16,505	*
All current directors and executive officers as a group (20 persons))(5)	634,372	*
*Less than 1%.
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(1)	This column includes the following shares:
Name	Shares of Common Stock Owned	Options Exercisable Within 60 days After March 31, 2022	RSUs/DSUs Vesting Within 60 days After March 31, 2022	DSUs
Robert S. Murley	5,296	4,887	2,629	7,689
Cindy J. Miller	41,055	75,145	1,359	—
Brian P. Anderson	7,711	4,887	1,837	1,506
Lynn D. Bleil	2,465	16,522	1,837	10,282
Thomas F. Chen	11,918	21,720	1,837	1,506
J. Joel Hackney, Jr.	5,050	—	1,837	—
Veronica M. Hagen	1,831	—	1,837	5,050
Stephen C. Hooley	—	—	1,837	8,699
James J. Martell	2,446	—	1,837	—
Kay G. Priestly	1,831	—	1,837	5,050
James L. Welch	2,446	—	1,837	—
Mike S. Zafirovski	3,415	32,602	1,837	8,526
Janet H. Zelenka	13,531	16,326	—	—
Daniel V. Ginnetti	17,773	168,395	—	—
Kurt M. Rogers	5,191	—	2,834	—
S. Cory White	5,434	10,095	976	—
(2)
Shares of common stock issuable under a derivative security within 60 days after March 31, 2022 are considered outstanding for purposes of computing the percentage of the person holding the security but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	Includes 1,000 shares of common stock held by a limited partnership.
(4)	Ms. Miller is also an NEO.
(5)
Includes the holdings included in footnote (1) as well as 29,430 shares of common stock, 51,479 shares of common stock issuable pursuant to stock options that are or will become exercisable within 60 days after March 31, 2022, and 1,015 shares of common stock subject to RSUs that will vest within 60 days after March 31, 2022.

Stock Ownership OF CERTAIN STOCKHOLDERS
The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of March 31, 2022 of more than 5% of our outstanding common stock:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, Maryland 21202	11,062,819	12.0%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,358,752	9.1%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	7,509,934	8.2%
AllianceBernstein L.P.(4) 1345 Avenue of the Americas New York, New York 10105	6,841,439	7.4%
(1)
Based on a Schedule 13G/A filed with the SEC on February 14, 2022, T. Rowe Price Associates, Inc. has sole voting power with respect to 4,804,949 shares and sole dispositive power with respect to 11,062,819 shares.

(2)
Based on a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group has shared voting power with respect to 44,735 shares, sole dispositive power with respect to 8,233,231 shares and shared dispositive power with respect to 125,521 shares.

(3)	Based on a Schedule 13G/A filed with the SEC on February 1, 2022, BlackRock, Inc. has sole voting power with respect to 7,142,581 shares and sole dispositive power with respect to 7,509,934 shares.
(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2022, AllianceBernstein L.P. has sole voting power with respect to 5,584,528 shares, sole dispositive power with respect to 6,743,387 shares and shared dispositive power with respect to 98,052 shares.

64  Stericycle, Inc. - 2022 Proxy Statement

OTHER MATTERS
As of the date of this proxy statement, our Board does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of common stock represented by the proxy in accordance with their judgment.
STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
Any stockholder who wishes to present a proposal for consideration at our 2023 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 15, 2022. Stockholder proposals for inclusion in our proxy statement must comply with the rules of the SEC in order to be included and should be sent to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015.
In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2023 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 26, 2023 and no later than February 25, 2023.
Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Secretary of the Company no earlier than the close of business on November 15, 2022, and no later than the close of business on December 15, 2022.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the SEC. On the basis of a review of these reports and representations from our directors and executive officers, we believe that all filing requirements for 2021 were satisfied in a timely manner.
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APPENDIX A Definition and Reconciliation of Non-GAAP Measures
Presented below are reconciliations of Non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this proxy statement to the most directly comparable financial measures prepared in accordance with U.S. GAAP. The Compensation and Human Capital Committee believes the adjusted financial metrics used in our incentive compensation programs represent the amounts directly related to the ongoing operations of the business and uses these metrics in evaluating performance. All adjusted financial metrics are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to or calculated in the same manner as Non-GAAP financial measures published by other companies. Furthermore, adjustments for incentive awards may not be calculated in the same way as our Non-GAAP adjusting items as outlined in our Form 10-K, earnings releases, or other stockholder communications. Incentive compensation adjustments may be calculated based on what was included in our plan and changes relative to that plan, this ensures that incentive awards are calculated on a comparable basis and that participants are incentivized appropriately for performance within their control.
Earnings Before Interest and Tax (EBIT) Metric is defined as Income from Operations in accordance with U.S. GAAP excluding specified items outlined in the table below.
(In millions)	2021 Total
Income from Operations U.S. GAAP	$72.3
Divestitures[1]	(2.6)
Litigation, Settlements, and Regulatory Compliance[2]	93.3
Asset Impairment[3]	6.9
Depreciation and Amortization[4]	(7.6)
RISI Rate changes[5]	(20.3)
Wage Subsidy[6]	(1.6)
Foreign Currency[7]	(2.6)
Other[8]	(0.5)
Earnings Before Interest and Tax Metric	$137.3
(1)
Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of our Canadian Environmental Solutions (“ESOL”) business and a loss related to our divestiture of our Japanese subsidiary. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact. In 2021, we adjusted for the Canadian ESOL and Japanese businesses.

(2)
Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters. This includes the U.S. Foreign Corrupt Practices Act (“FCPA”) reserve that we booked in 2021.

(3)	Asset Impairment includes charges related to non-cash impairments for certain long-lived assets.
(4)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results has been excluded from the incentive metric calculation.
(5)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned at the last known rates; changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(6)	We received wage subsidies from Canada in the first half of the year as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
(7)	Incentive targets are established on a constant currency basis; any changes in foreign currency exchange rates are excluded for purposes of this incentive metric.
(8)	Other includes certain reclassification and charges pertaining to our target attainment.
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Free Cash Flow Metric is defined as Cash Flows from Operating Activities calculated in accordance with U.S. GAAP minus cash Capital Expenditures from the Investing Activities section of the Cash Flow Statement and excludes specified items outlined in the table below.
(In millions)	2021 Total
Cash Flow from Operations U.S. GAAP	$303.1
Capital Expenditures U.S. GAAP	(116.9)
Free Cash Flow	186.2
Divestitures[1]	(0.8)
Litigation, Settlements, and Regulatory Compliance[2]	9.6
Gain / Loss on RISI Rate[3]	(17.8)
Wage Subsidiary[4]	(1.6)
Free Cash Flow Adjustments	(10.6)
Free Cash Flow Metric	$175.6
(1)
Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining pre-tax income that is in our target is added to the results to neutralize that impact. In 2021, we adjusted for the Canadian ESOL and Japanese businesses. The pre-tax income utilizes our targeted effective tax rate of 12.4%.

(2)
Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters. The pre-tax expense for this item utilizes our targeted effective tax rate of 12.4%.

(3)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned at the last known rates; changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation. For cash purposes, we assume an effective tax rate of 12.4%.

(4)	We received wage subsidies from Canada in the first half of the year as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
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EPS Metric is defined as Diluted (Loss) Earnings per Share in accordance with U.S. GAAP excluding specified items outlined in the table below.
(In millions, except per share data)	2021 Total
Diluted Loss Per Share U.S. GAAP	$(0.30)
Pre-tax reconciling items:
Divestitures[1]	(0.03)
Litigation, Settlements, and Regulatory Compliance[2]	1.02
Asset Impairment[3]	0.08
Depreciation and Amortization[4]	(0.08)
Gain / Loss on RISI Rate[5]	(0.22)
Wage Subsidy[6]	(0.02)
Foreign Currency[7]	(0.03)
Other[8]	(0.04)
Pre-Tax Adjustments	0.68
Tax reconciling items:
Targeted effective tax rate (at 12.4%) impact	0.21
Noncontrolling Interests Adjustment[9]	0.01
EPS Metric	$0.60
(1)
Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of the Canadian ESOL business and a loss related to the divestiture of the Japanese subsidiary. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact. In 2021, we adjusted for the Canadian ESOL and Japanese businesses.

(2)
Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters. This includes the FCPA reserve that we booked in 2021.

(3)	Asset Impairment includes charges related to non-cash impairments for certain long-lived assets.
(4)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results has been excluded from the incentive metric calculation.
(5)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned at the last known rates; changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(6)	We received wage subsidies from Canada in the first half of the year as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
(7)	Incentive targets are established on a constant currency basis; any changes in foreign currency exchange rates are excluded for purposes of this incentive metric.
(8)	Other includes certain reclassification and charges pertaining to our target attainment.
(9)	Non-controlling interest is excluded for purposes of this calculation.
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ROIC Metric is calculated by taking the EBIT Metric (as referenced above) after taxes (using a targeted effective tax rate of 12.4%) and adding back Intangible Amortization expense (“NOPATA”) and dividing it by the average of the prior two years of Invested Capital. Stericycle uses the following calculation for Invested Capital: Total Assets less Cash and Cash Equivalents, less Goodwill, less Intangibles (net), less Current Liabilities, plus Current Portion of Long-Term Debt. Stericycle uses the following calculation for Adjusted Invested Capital: Invested Capital plus the adjustments from Free Cash Flow Metric (as referenced above).
(In millions)	2020 Total	2021 Total
Net Operating Profit After Tax
Income from Operations U.S. GAAP		$72.3
Divestitures[1]		(2.6)
Litigation, Settlements, and Regulatory Compliance[2]		93.3
Asset Impairment[3]		6.9
Depreciation and Amortization[4]		(7.6)
Gain / Loss on RISI Rate[5]		(20.3)
Wage Subsidy[6]		(1.6)
Foreign Currency[7]		(2.6)
Other[8]		(0.5)
EBIT Metric		137.3
Targeted effective tax rate impact (27% for 2020, 12.4% for 2021)		(17.0)
Adjusted Net Operating Profit After Tax		120.3
Intangible Asset Amortization		117.9
Adjusted NOPATA		238.2

Total Assets	$5,581.9	$5,473.1
Less: Cash and cash equivalents	(53.3)	(55.6)
Less: Goodwill	(2,819.3)	(2,815.7)
Less: Intangibles (net)	(1,087.4)	(964.5)
Less: Current liabilities	(697.1)	(731.8)
Plus: Current portion of Long-Term Debt	91.0	19.9
Invested Capital	$1,015.7	$925.4
Plus Free Cash Flow Adjustments (see Free Cash Flow Metric Table on prior page)		10.6
Adjusted Invested Capital	$1,015.7	936.0
Average Adjusted Capital		975.9
ROIC Metric		24.4%
(1)
Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of the Canadian ESOL business and a loss related to the divestiture of the Japanese subsidiary. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact. In 2021, we adjusted for the Canadian ESOL and Japanese businesses.

(2)
Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters. This includes the FCPA reserve that we booked in 2021.

(3)	Asset Impairment includes charges related to non-cash impairments for certain long-lived assets.
(4)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results has been excluded from the incentive metric calculation.
(5)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned at the last known rates; changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(6)	We received wage subsidies from Canada in the first half of the year as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
(7)	Incentive targets are established on a constant currency basis; any changes in foreign currency exchange rates are excluded for purposes of this incentive metric.
(8)	Other includes certain reclassification and charges pertaining to our target attainment.
Stericycle, Inc. - 2022 Proxy Statement  69

PROXY STATEMENT 2022

Corporate Information

COMPANY HEADQUARTERS

Stericycle, Inc.
2355 Waukegan Road
Bannockburn, IL 60015
800-643-0240
Stericycle.com

INDEPENDENT AUDITORS

Ernst & Young LLP
155 N. Wacker Drive
Chicago, Illinois 60606

TRANSFER AGENT

EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120

INVESTOR RELATIONS

For information on the company, additional copies of this Proxy Statement or other information, please contact Stericycle at **StericycleIR@Stericycle.com** or **800-643-0240 ext. 2012**. You may also visit the Investor section on the Company website at **investors.stericycle.com**.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 8:30am CT on Thursday, May 26, 2022 virtually at **www.virtualshareholdermeeting.com/SRCL2022**

NASDAQ® SYMBOL

SRCL

SAFE HARBOR STATEMENT

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as "believes", "expects", "anticipates", "estimates", "may", "plan", "will", "goal", or similar expressions, we are making forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Factors that could cause such differences include, among others, inflationary cost pressure in labor, supply chain and other expenses, decreases in the volume of regulated wastes or personal and confidential information collected from customers, the ability to implement the remaining phases of our ERP system, and disruptions resulting from deployment of our ERP system, disruptions in our supply chain, disruptions in or attacks on information technology systems, developments in the COVID-19 pandemic and the resulting impact on the results of operations, long-term remote work arrangements, which may adversely affect our business, measures taken by governmental authorities to prevent the spread of the COVID-19 virus which could disrupt our supply chain, result in disruptions in transportation services and restrictions on the ability of our team members to travel, result in temporary closure of our facilities or the facilities of our customers and suppliers, affect the volume of paper processed by our secure information destruction business and the revenue generated from the sale of SOP, labor shortages, an economic disruption in the U.S. and other countries resulting from the outbreak of the COVID-19 virus, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, SOP pricing volatility, foreign exchange rate volatility in the jurisdictions in which we operate, changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, the level of government enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, charges related to portfolio optimization or the failure of acquisitions or divestitures to achieve the desired results, failure to consummate transactions with respect to non-core businesses, the obligations to service substantial indebtedness and comply with the covenants and restrictions contained in our credit agreements and notes, a downgrade in our credit rating resulting in an increase in interest expense, political, economic, inflationary and other risks related to our foreign operations, the outcome of pending or future litigation or investigations including with respect to the U.S. Foreign Corrupt Practices Act, weather and environmental changes related to climate change, requirements of customers and investors for net carbon zero emissions strategies, and the introduction of regulations for greenhouse gases, which could negatively affect our costs to operate, failure to maintain an effective system of internal control over financial reporting, as well as other factors described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We disclaim any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

Stericycle®

We protect what matters.

2355 Waukegan Road
Bannockburn, IL 60015

800-643-0240 | Stericycle.com

© 2022 Stericycle, Inc. All rights reserved.

STERICYCLE, INC.
2355 WAUKEGAN RD
BANNOCKBURN, IL 60015

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 25, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRCL2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66300-P63163 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERICYCLE, INC.

The Board of Directors recommends you vote FOR all nominees for director, FOR Items 2 and 3, and AGAINST Items 4 and 5.

		For	Against	Abstain
1.	Election of Directors			
1a.	Robert S. Murley	☐	☐	☐
1b.	Cindy J. Miller	☐	☐	☐
1c.	Brian P. Anderson	☐	☐	☐
1d.	Lynn D. Bleil	☐	☐	☐
1e.	Thomas F. Chen	☐	☐	☐
1f.	J. Joel Hackney, Jr.	☐	☐	☐
1g.	Stephen C. Hooley	☐	☐	☐
1h.	Kay G. Priestly	☐	☐	☐
1i.	James L. Welch	☐	☐	☐

NOTE: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D66301-P63163

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I or we hereby appoint each of Brian P. Anderson, Lynn D. Bleil and Stephen C. Hooley (the "proxies") as my or our proxy, each with the power to appoint his or her substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on March 31, 2022 at the 2022 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 26, 2022 at 8:30 a.m. Central Time, at www.virtualshareholdermeeting.com/SRCL2022, and at any adjournment or postponement of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors, i.e., FOR each of the 9 nominees for election as a director (Item 1), FOR the advisory vote to approve executive compensation (Item 2), FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2022 (Item 3), AGAINST the stockholder proposal entitled Special Shareholder Meeting Improvement (Item 4), and AGAINST the stockholder proposal related to a civil rights audit (Item 5). In their discretion, the persons named as proxies are authorized to vote this Proxy on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on reverse side.)